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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EMERGENCY MEDICAL SERVICES CORPORATION
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EMERGENCY MEDICAL SERVICES CORPORATION

April 22, 2009

Dear Stockholder:

        On behalf of the Board of Directors, management and employees of Emergency Medical Services Corporation, it is my pleasure to invite you to attend our 2009 Annual Meeting of Stockholders to be held on May 19, 2009, at 10:00 a.m., Mountain Daylight Time, at The Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112.

        At the Annual Meeting you will be asked to:

  (1)
  elect two Class I directors to our Board of Directors,

  (2)
  ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009, and

  (3)
  consider any other business properly presented at the meeting.

        Returning the enclosed proxy card as soon as possible will assure your representation at the Annual Meeting, whether or not you plan to attend. Please make sure to read the enclosed information carefully before completing and returning your proxy card. Your vote is important. If you plan to attend the meeting, you will need to bring a form of identification to the meeting. In any event, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,
William A. Sanger Chairman, President and Chief Executive Officer

EMERGENCY MEDICAL SERVICES CORPORATION

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2009

        We will hold the 2009 Annual Meeting of Stockholders of Emergency Medical Services Corporation, a Delaware corporation (the "Company"), on May 19, 2009, at 10:00 a.m., Mountain Daylight Time. The meeting will take place at The Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112. The purposes of the meeting are to:

          (1)   Elect two Class I directors whose terms expire at the Annual Meeting, to hold office for a three-year term;

          (2)   Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009; and

          (3)   Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on April 8, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

        Stockholders of record at the close of business on April 8, 2009 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Annual Meeting and will also be available for ten days prior to the meeting, during normal business hours, at the Company's headquarters located at 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111.

By Order of the Board of Directors

Todd G. Zimmerman Executive Vice President and Corporate Secretary

April 22, 2009

        We enclose with the attached Proxy Statement our Annual Report for the year ended December 31, 2008. Our 2008 Annual Report contains financial and other information about us but is not incorporated into the Proxy Statement.

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

EMERGENCY MEDICAL SERVICES CORPORATION
6200 S. Syracuse Way, Suite 200
Greenwood Village, Colorado 80111

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND THIS PROXY STATEMENT

Questions and Answers About Voting Your Common Stock

Why did I receive this Proxy Statement?

        The Board of Directors of Emergency Medical Services Corporation ("EMSC," the "Company," "we" or "us") sent you this Proxy Statement and the enclosed proxy card to solicit your proxy to vote at the 2009 Annual Meeting of Stockholders to be held at 10:00 a.m., Mountain Daylight Time, on May 19, 2009, at The Inverness Hotel, 200 Inverness Drive West, Englewood, Colorado 80112. Certain officers, directors and other employees of the Company may also solicit proxies on our behalf by mail, telephone, fax, internet or in person.

        This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the meeting, however, to vote your shares. You may return the enclosed proxy card by mail.

        We began mailing this Proxy Statement, along with the proxy card and our Annual Report for the year ended December 31, 2008, on or about April 22, 2009 to all stockholders of record as of the close of business on April 8, 2009, the record date for the Annual Meeting.

        We have requested that banks, brokerage firms and other nominees who hold common stock on behalf of the owners of the common stock (such stock is often referred to as being held in "street name") as of the close of business on April 8, 2009 forward these materials, together with a proxy card or voting instruction card, to those beneficial owners. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

What is the purpose of the Annual Meeting?

        The Annual Meeting is being held to elect two nominees to our Board of Directors and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009. Other than matters incident to the conduct of the Annual Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter at their discretion.

Who can vote?

        You can vote your shares of common stock if our records show that you owned the shares at the close of business on April 8, 2009, the record date for the meeting. Your proxy card shows the number of shares you held on that date.

How do I attend the Annual Meeting?

        All stockholders are invited to attend the Annual Meeting. For admission, stockholders should come to the Annual Meeting check-in area no less than 15 minutes before the Annual Meeting is scheduled to begin. Stockholders of record should bring a form of photo identification so their ownership will be verified. Beneficial owners must bring an account statement or letter from his or her bank or brokerage firm showing that he or she owns common stock as of the close of business on April 8, 2009 along with a form of photo identification. Registration will begin at 9:00 a.m. Mountain Daylight Time and the Annual Meeting will begin at 10:00 a.m. Mountain Daylight Time.

How do I vote in person?

        If you are a stockholder of record and prefer to vote your shares of common stock at the Annual Meeting, you should bring the enclosed proxy card or proof of identity. We will have ballots available at the meeting. If your common stock is held in "street name"—in the name of a bank, brokerage firm or other nominee—and you plan to attend the Annual Meeting, you will need to obtain a signed proxy from the record holder giving you the right to vote the shares of common stock.

How do I vote my common stock if it is held in "street name"?

        If your shares of common stock are held in the name of your bank, brokerage firm or other nominee, that party should give you instructions for voting your common stock. If your shares of common stock are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone. Please refer to the enclosed proxy card for voting instructions.

What if I change my mind? Can I change or revoke my vote after I return my proxy card?

        Yes. At any time before the vote on a proposal, you may change your vote by:

  •
  Sending us another signed proxy card with a later date, or

  •
  Sending us a written notice revoking your proxy (to our Corporate Secretary at 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111), or

  •
  Attending the Annual Meeting and voting in person.

        However, no revocation of your vote will be effective unless we receive notice of such revocation at or prior to the Annual Meeting. If your shares of common stock are held in "street name," you should contact your bank, brokerage firm or other nominee regarding the revocation of proxies.

How many shares of common stock are there? And how many votes do I get?

        We have three classes of voting securities outstanding: class A common stock, class B common stock and class B special voting stock. Our class A common stock is our only class of stock listed on the New York Stock Exchange, or NYSE.

        You get one vote for each share of class A common stock you hold, on each matter voted on at the meeting. You get ten votes for each share of class B common stock you hold, on each matter voted on at the meeting. On each matter voted on at the meeting, the one share of class B special voting stock, which is held by a trustee for the benefit of the holders of LP exchangeable units, is entitled to a number of votes equal to the number of votes that could be cast if all of the outstanding LP exchangeable units were exchanged for class B common stock.

        On all matters presented at the meeting, the holders of the class A common stock, the class B common stock and the class B special voting stock will vote together as a single class.

        On the record date, we had outstanding:

  •
  9,903,646 shares of class A common stock—entitled to cast, in the aggregate, 9,903,646 votes,

  •
  142,545 shares of class B common stock—entitled to cast, in the aggregate, 1,425,450 votes, and

  •
  1 share of class B special voting stock—entitled to cast 321,075,000 votes.

How do I exercise my vote if I am a registered holder of class A or class B common stock (and by when do I need to exercise my vote)?

        To vote by proxy, you should complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided.

        If you choose to vote your shares of common stock using the form of proxy card, your card must be received by our transfer agent for the class A common stock, American Stock Transfer and Trust Company, not later than 5:00 p.m., Eastern Daylight Time, on May 18, 2009.

        If you make specific choices and sign and return your proxy card before the Annual Meeting, the proxy holders named on the proxy card will vote your shares of common stock as you have directed. If you sign and return the proxy card but do not make specific choices, the proxy holders will vote your shares "FOR" the election of the two nominees for directors, "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2009, and as they deem appropriate, for any other matter properly presented at the meeting.

How do I exercise my vote if I am a registered holder of LP exchangeable units?

        As discussed above, holders of LP exchangeable units are entitled to vote at meetings of holders of our common stock through a voting trust arrangement. If you hold LP exchangeable units as of the record date, you may provide voting instructions to Onex Corporation, as trustee, by completing and returning the voting instruction card accompanying this Proxy Statement. The trustee will vote your units in accordance with your duly executed instructions received no later than 5:00 p.m., Eastern Daylight Time, on May 18, 2009. If you do not send instructions and do not otherwise attend the Annual Meeting to vote in person as discussed below, the trustee will not be able to vote your LP exchangeable units. You may revoke previously given voting instructions prior to 5:00 p.m., Eastern Daylight Time, on May 18, 2009, by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

What does it mean if I get more than one proxy card?

        If you receive more than one proxy card, your common stock is probably registered in more than one account at the transfer agent and/or with banks and brokerage firms. Sign and return all proxy cards to ensure that all your common stock is voted. If you want to have any of these accounts consolidated, please contact our transfer agent, American Stock Transfer and Trust Company, at (800) 937-5449.

What is a "quorum"?

        We may hold the Annual Meeting only if a "quorum" is present, either in person or represented by proxy. A "quorum" is a majority of the voting power represented by our stock outstanding on the record date, including our class A common stock, our class B common stock and our class B special voting stock. Abstentions and broker non-votes are included in determining whether a quorum exists. If a quorum is not present at the Annual Meeting, we may adjourn the meeting from time to time until we have a quorum.

Can I vote on other matters?

        The Company's by-laws limit the matters presented at our Annual Meeting to (1) those matters set forth in the notice of the meeting, (2) those matters that the Board of Directors has properly caused to be presented and (3) as to holders of our class A common stock, those matters presented before the meeting by a stockholder of record entitled to vote at the meeting so long as the stockholder has notified the Corporate Secretary in writing (at our principal office) not later than 120 days before the anniversary of the prior year's annual meeting (holders of our class B common stock and class B special voting stock are not subject to these date limitations). The notice by a stockholder must (i) briefly describe the business to be presented, the reasons and any material interest the stockholder has in the business; (ii) give the stockholder's name and address; and (iii) represent that the stockholder is a holder of record at the time of the notice and intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to present the business.

Who counts the votes?

        Our transfer agent, American Stock Transfer and Trust Company, will tabulate the votes at the Annual Meeting.

Who acts as inspector of election?

        Todd Zimmerman, our General Counsel, will act as inspector of elections at the Annual Meeting.

Is my vote confidential?

        Generally, yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to American Stock Transfer and Trust Company and handled in a manner that protects your voting privacy. Your vote will not be disclosed EXCEPT:

  •
  as needed to permit American Stock Transfer and Trust Company to tabulate and certify the vote,

  •
  as required by law, or

  •
  in limited circumstances, such as a proxy contest in opposition to the Board of Directors.

        In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Who is making and paying for this proxy solicitation?

        This proxy is solicited on behalf of our Board of Directors. The Company is paying for the solicitation of proxies. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

        We may, if appropriate, retain an independent proxy solicitation firm to assist us in soliciting proxies. If we do retain a proxy solicitation firm, we would pay such firm's customary fees and expenses which we expect would be approximately $7,500, plus expenses.

How is the Company's Board of Directors structured?

        The Company's Board of Directors is divided into three classes, serving staggered three-year terms so that the term of one class expires at each annual meeting. The Company's Board of Directors currently consists of seven directors. Two directors are nominated to stand for election at this year's

Annual Meeting for a three-year term expiring in 2012, or until their earlier death, resignation or removal. The other five directors currently on our Board will continue to serve for their respective terms.

Who is nominated to stand for election?

        William A. Sanger and Robert M. Le Blanc, who are current directors of the Company, have been nominated to stand for election at the Annual Meeting.

What vote is required in order to approve each proposal?

        The affirmative vote by the holders of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for the ratification of Ernst & Young as the Company's independent registered public accounting firm for 2009. If each director nominee receives an affirmative vote by the holders of a plurality of the votes cast, they will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election. If you "withhold" your vote, it is the same as an abstention.

What will happen if the appointment of Ernst & Young as the Company's independent registered public accounting firm is not ratified by the stockholders?

        Stockholder ratification is not required for the appointment but stockholder views will be considered by the Audit Committee and the Board of Directors when appointing an independent registered public accounting firm for the fiscal year ending December 31, 2010.

How does the Board of Directors recommend I vote?

        Our Board of Directors recommends that you vote:

  •
  "FOR" the election of the two nominees to the Board of Directors, and

  •
  "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

Availability of Proxy Statement and Annual Report; Communications of the Company

Can I access the Company's proxy materials and Annual Report electronically?

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 19, 2009. The Proxy Statement and Annual Report to Stockholders are available on the Company's internet site at www.emsc.net/proxy.

How do I obtain a printed copy of the Proxy Statement, Annual Report or Form 10-K?

        You may leave a message for the Company's Investor Relations department at (303) 495-1200 or write to us at Emergency Medical Services Corporation, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111, Attn: Investor Relations. We will provide you with a copy at no charge. In addition, the Proxy Statement and Annual Report to Stockholders, as well as all of the documents we file with the Securities and Exchange Commission ("SEC") are available on the Company's internet site at www.emsc.net; our Annual Report to Stockholders includes a copy of the Form 10-K (without exhibits) as filed with the SEC. We have enclosed a copy of our Annual Report to Stockholders with this Proxy Statement (but the Annual Report to Stockholders is not incorporated by reference into our proxy materials).

Where can I find voting results?

        We will announce preliminary voting results at the Annual Meeting. We will publish the final voting results in our Form 10-Q for the second quarter of 2009. You will also be able to find the results on the Company's website at www.emsc.net.

How can stockholders communicate with the Board of Directors?

        Stockholders may communicate with the Board by writing to the Board of Directors, care of the Corporate Secretary, Emergency Medical Services Corporation, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111. The Corporate Secretary will forward any such correspondence to the entire Board of Directors. Please see the additional information in the section captioned "Corporate Governance—Communications with Directors."

PROPOSAL 1

ELECTION OF DIRECTORS

        Under our By-Laws, our Board of Directors may consist of three or more directors, the exact number to be set from time to time by resolution of our Board. The Board of Directors currently consists of seven members, divided into three classes of directors. Class I consists of Robert M. Le Blanc and William A. Sanger, and their current terms of office will expire at the Annual Meeting. Class II consists of Steven B. Epstein, Paul B. Iannini, M.D. and James T. Kelly, and their current terms of office will expire at the 2010 annual meeting of stockholders. Class III currently consists of Michael L. Smith and Kevin E. Benson, and their current terms of office will expire at the 2011 annual meeting of stockholders. If Messrs. Le Blanc and Sanger are elected at this year's Annual Meeting, they will each serve a three-year term expiring at the 2012 annual meeting of stockholders, or until his earlier death, resignation or removal.

        At each annual stockholders meeting, directors are elected for a term of three years and to hold office until their successors are elected and qualified or until their earlier death, removal or resignation. Directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining directors then in office. At the Annual Meeting, two directors are to be elected by the stockholders to hold office for a term of three years and until their respective successors are elected and qualified.

        We have a Corporate Governance and Nominating Committee to propose director nominees, and all nominations are approved by the Board of Directors. The Board of Directors recommends that each nominee for director be elected at the Annual Meeting. The nominees are Robert M. Le Blanc and William A. Sanger. The nominees have consented to continue to serve as directors if elected. Mr. Le Blanc currently serves as a director of the Company, and has served as a director of the Company and its predecessor since December 2004. Mr. Sanger currently serves as a director, as well as the Chairman, President and Chief Executive Officer of the Company, and has served as a director of the Company since February 2005. If a nominee becomes unavailable for any reason or should a vacancy occur before the election, which we do not anticipate, the proxies will be voted for the election, as director, of such other person as the Board of Directors may recommend.

        Information regarding the nominees proposed by the Board of Directors for election as Class I directors, along with information concerning the present Class II and Class III continuing directors of the Company, is set forth below:

Class I Director—Nominees

Name	Age	Position(s)
Robert M. Le Blanc	42	Director Nominee
William A. Sanger	58	Director Nominee

Class II Directors—Terms Expiring in 2010

Name	Age	Position(s)
Steven B. Epstein	65	Director
Paul B. Iannini, M.D.	61	Director
James T. Kelly	62	Director

Class III Directors—Terms Expiring in 2011

Name	Age	Position(s)
Kevin E. Benson	62	Director
Michael Smith	60	Director

The Board of Directors recommends a vote FOR the election of the nominees for the Class I Directors named above.

        Our Company was formed in November 2005, as the top-tier holding company to Emergency Medical Services L.P., which we refer to herein as the "predecessor" of our Company, although the use of the term is not intended to convey any particular accounting position or treatment. Messrs. Sanger and Le Blanc have served on the Board since the Company's formation and the other directors, other than Dr. Iannini and Mr. Benson, were elected to the Board on December 13, 2005, just before we formally approved our initial public offering. Dr. Iannini was elected to the Board on June 1, 2006 and was also appointed to the Audit Committee at that time. Dr. Iannini was also appointed to the Compliance Committee on October 30, 2008. Mr. Benson was elected to the Board on October 30, 2008 and was appointed to the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee at that time.

        Our operating subsidiaries are American Medical Response, Inc., which we refer to as AMR, and EmCare Holdings Inc., which we refer to as EmCare.

        Mr. Le Blanc is serving as our Lead Director. In that role, his primary responsibility is to preside over periodic executive sessions of our Board of Directors in which management directors and other members of management do not participate, and he has the authority to call meetings of the non-management directors. The Lead Director also chairs certain portions of Board meetings, serves as liaison between the Chairman of the Board and the non-management directors, and develops, together with the Chairman, the agenda for Board meetings. The Lead Director will also perform other duties the Board delegates from time to time to assist the Board of Directors in fulfilling its responsibilities.

Director Nominees

        William A. Sanger has been a director, chairman and Chief Executive Officer of EMSC and its predecessor since February 2005, and the President of EMSC since 2008. Mr. Sanger was appointed President of EmCare in 2001 and Chief Executive Officer of AMR and EmCare in June 2002. Mr. Sanger served as President and Chief Executive Officer of Cancer Treatment Centers of America, Inc. from 1997 to 2001. Mr. Sanger is also a co-founder of BIDON Companies where he has been a Managing Partner since 1999. From 1994 to 1997, Mr. Sanger was co-founder and Executive Vice President of PhyMatrix Corp., then a publicly traded diversified health services company. In addition, Mr. Sanger was President and Chief Executive Officer of various other healthcare entities, including JFK Health Care System. Mr. Sanger serves as a director of Vidacare Corporation (a healthcare technology company). Mr. Sanger has an MBA from the Kellogg School of Management at Northwestern University. Mr. Sanger has more than 30 years of experience in the healthcare industry.

        Robert M. Le Blanc has been the Lead Director of EMSC and its predecessor since December 2004. Mr. Le Blanc has served as Managing Director of Onex Corporation, an affiliate of Onex Corporation, a diversified industrial corporation, since 1999. Since joining Onex, Mr. Le Blanc has led all of Onex's acquisitions in the healthcare sector, including the acquisitions of Skilled Healthcare Group, Inc., Center for Diagnostic Imaging, Inc. and Magellan Health Services, Inc., in addition to leading the acquisition of The Warranty Group, Inc. (a financial services company). Prior to joining Onex in 1999, he was with Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Le Blanc held numerous positions with GE Capital, with responsibility for corporate finance and corporate strategy.

Mr. Le Blanc serves as the Lead Director of Magellan Health Services, Inc., and is a director of The Warranty Group, Inc., Cypress Insurance, Res-Care, Inc., Center for Diagnostic Imaging, Inc., First Berkshire Hathaway Life, Skilled Healthcare Group, Inc. and Connecticut Children's Medical Center. Mr. Le Blanc holds an MBA from New York University and a Bachelor of Science degree from Bucknell University.

Continuing Directors

        Kevin E. Benson became a director of EMSC in October 2008. Mr. Benson previously served as President and Chief Executive Officer of Laidlaw International, Inc. (transportation services) from June 2003 to October 2007, and Laidlaw, Inc. from September 2002 to June 2003. Prior to that, Mr. Benson served as President and Chief Executive Officer of The Insurance Corporation of British Columbia, an insurance company, from December 2001 to September 2002 and as President of The Pattison Group, a privately owned company and conglomerate, in 2000 and 2001. Mr. Benson also serves as a director of TransCanada Corporation (an oil and gas pipeline company). Mr. Benson holds a Bachelor of Accounting from the University of Witwatersrand (South Africa) and was a member of the South African Society of Chartered Accountants.

        Steven B. Epstein became a director of the predecessor of EMSC in July 2005. Mr. Epstein is the founder and senior healthcare partner of the law firm of Epstein Becker & Green, P.C. Epstein Becker & Green, P.C. generally is recognized as one of the country's leading healthcare law firms. Mr. Epstein serves as a legal advisor to healthcare entities throughout the U.S. Mr. Epstein received his B.A. from Tufts University, where he serves on the Board of Trustees and the Executive Committee, and his J.D. from Columbia Law School, where he serves as Chairman of the Law School's Board of Visitors. In addition, Mr. Epstein serves as a director of many healthcare companies and venture capital and private equity firms, including Catalyst Health, Inc. (a pharmacy benefit company) and Discovery Health (a South African healthcare company).

        Paul B. Iannini, M.D. became a director of EMSC in June 2006. Dr. Iannini is the Chairman, Department of Medicine and Director, Medical Service Line, at York Hospital in York, Pennsylvania. Prior to that, Dr. Iannini served as the Chairman, Department of Medicine, of Danbury Hospital, where he had been since 1978, and as Clinical Professor of Medicine at Yale University School of Medicine.

        James T. Kelly became a director of the predecessor of EMSC in July 2005. From 1986 to 1996, Mr. Kelly served as President and Chief Executive Officer of Lincare Holdings Inc., and he served as Chairman of the Board of Lincare from 1994 to 2000. Lincare is a publicly traded company that provides respiratory care, infusion therapy and medical equipment to patients in the home. Prior to joining Lincare, Mr. Kelly was with Union Carbide Corporation for 19 years, where he served in various management positions. Mr. Kelly also serves as a director of American Dental Partners, Inc. (a provider of dental management services) and HMS Holdings Corp. (a provider of consulting and business office outsourcing and reimbursement services to healthcare providers).

        Michael L. Smith became a director of the predecessor of EMSC in July 2005. Mr. Smith served as Executive Vice President and Chief Financial and Accounting Officer of Anthem, Inc. and its subsidiaries, Anthem Blue Cross and Blue Shield, from 2001 until his retirement in January 2005. Mr. Smith was Executive Vice President and Chief Financial Officer of Anthem Insurance from 1999, and from 1996 to 1998 he served as Chief Operating Officer and Chief Financial Officer of American Health Network Inc., then a subsidiary of Anthem. Mr. Smith was Chairman, President and Chief Executive Officer of Mayflower Group, Inc. (a transportation company) from 1989 to 1995, and held various other management positions with that company from 1974 to 1989. Mr. Smith also serves as a director of Kite Realty Group Trust (a retail property REIT), Calumet Specialty Products, LP (a refiner of specialty petroleum products), Vectren Corporation (a gas and electric power utility), and HH

Gregg, Inc. (a national home appliance and electronics retailer). Mr. Smith also serves as a member of the Board of Trustees of DePauw University, a director of the Central Indiana Community Foundation and the Lumina Foundation, and a member of the Indiana Commission for Higher Education.

CORPORATE GOVERNANCE

        The business and affairs of the Company are managed by or under the direction of our Board of Directors. The principal functions of the Board and its committees are to:

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  set policy for the Company;

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  assist with strategic planning;

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  select and monitor the performance of the Chief Executive Officer; and

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  provide management with appropriate advice and feedback concerning the business and operations of the Company.

        The principal functions of the Board and its committees are more fully described in the Company's Corporate Governance Guidelines, adopted by our Board of Directors on December 14, 2005. To achieve these goals, the directors will monitor the performance of the Company by regularly attending meetings of the Board and its committees. The Board held 6 regularly scheduled meetings and 4 special meetings during 2008.

        A copy of our Corporate Governance Guidelines is available on the Company's website at www.emsc.net and is also available in print to any stockholder who sends a request to Emergency Medical Services Corporation, Attn: Investor Relations, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111, (303) 495-1200.

Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Officers

        The Board of Directors has adopted a "Code of Business Conduct and Ethics" that applies to all of the Company's officers, employees and directors, and a "Code of Ethics for the Chief Executive Officer and Senior Financial Officers" that applies to our Chief Executive Officer, Chief Financial Officer, corporate officers with financial and accounting responsibilities, including the controller, treasurer and any chief accounting officer, and any other person performing similar tasks or functions. The Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available at the "Corporate Governance" section of the Company's website at www.emsc.net. Copies of these codes may also be obtained free of charge from the Company upon a request to Emergency Medical Services Corporation, Attn: Investor Relations, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111, (303) 495-1200.

        We will promptly disclose any substantive changes in or waiver from, together with reasons for any waiver, either of these codes granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors by posting such information in the "Corporate Governance" section of our website at www.emsc.net.

Director Independence

        Onex Corporation currently controls more than 50% of our combined voting power and we are, therefore, a "controlled company" under the rules of the NYSE. We currently avail ourselves of the "controlled company" exception under the NYSE rules, which eliminates the requirements that our compensation and governance and nominating committees be composed entirely of independent directors.

        Our Board of Directors consists of seven directors, including five independent directors under NYSE rules: Kevin E. Benson, Steven R. Epstein, Paul B. Iannini, M.D., James T. Kelly and Michael L. Smith. The Board of Directors has affirmatively determined that Messrs. Benson, Epstein, Iannini, Kelly and Smith do not have any material relationships with the Company and are independent under the criteria established by the New York Stock Exchange for independent board members.

        Mr. Epstein is a partner of a law firm that receives fees from the Company, and therefore does not meet the additional audit committee criteria for independence under the NYSE rules. As of the date of the Annual Meeting, Mr. Smith will be serving on the audit committee of the boards of directors of four other publicly traded companies. The Board of Directors has determined that the simultaneous service by Mr. Smith on the audit committees of more than three public companies would not impair his ability to effectively serve as a member of the Company's audit committee.

Executive Sessions

        The Board of Directors generally holds executive sessions of the non-management directors at least quarterly, following regularly scheduled in-person meetings of the Board of Directors. Executive sessions do not include any employee directors of the Company. Mr. Le Blanc, the Lead Director, generally presides over the executive sessions of the non-management directors.

Board Attendance at Annual Stockholder Meeting

        Board members are invited to attend the Company's annual stockholder meetings but they are not required to do so. The Company reimburses the travel expenses of any director who travels to attend the Annual Meeting. William Sanger, who is also the President and Chief Executive Officer of the Company, was the only Board member who attended last year's annual stockholder meeting.

Communications with Directors

        Stockholders, employees or other interested parties may communicate with the Board of Directors of the Company, and its Audit Committee, by calling the Ethics & Integrity Helpline at (877) 835-5267 or by writing to Emergency Medical Services Corporation, Attn: Corporate Secretary, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111. These communications will be reviewed by the Company's Ethics & Compliance Department as agent for the non-management directors in facilitating direct communications to the Board of Directors and its Audit Committee. All communications will be handled in a confidential manner, to the degree the law allows. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good faith report.

        An interested person may direct communications to any member of our Board of Directors, including our Lead Director, Mr. Le Blanc. However, phone calls to the Ethics & Integrity Helpline will be directed to the appropriate contact at the Company, and may not be directed to our Board of Directors unless specifically requested by the caller. Unless otherwise requested, for calls to the Ethics & Integrity Helpline directed to the Board of Directors, the Ethics & Compliance Department will:

  •
  direct communications containing complaints relating to accounting, internal accounting controls or auditing matters to the Audit Committee,

  •
  direct communications containing complaints of non-compliant behavior, such as allegations with respect to non-compliance with healthcare regulations or antitrust violations in the organization, to the Compliance Committee, and

  •
  direct proposals, nominations and recommendations for prospective director nominees to the chairman of the Nominating and Corporate Governance Committee.

Copies of actual communications will be provided to the Board of Directors upon its request. The Company will reiterate to employees annually the process for communicating concerns.

Committees of the Board of Directors

        Our Board of Directors maintains four committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Compliance Committee. The committee charters are available on our website at www.emsc.net and are also available in print to any stockholder who submits a request to Emergency Medical Services Corporation, Attn: Investor Relations, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111, (303) 495-1200.

        On October 30, 2008, Kevin E. Benson was appointed to the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, and Paul B. Iannini, M.D. was appointed to the Compliance Committee. Dr. Iannini continues to serve on the Audit and Corporate Governance and Nominating Committees.

Audit Committee

Members	Principal Functions		Meetings in 2008
Michael L. Smith, Chair Kevin E. Benson Paul B. Iannini, M.D. James T. Kelly	•	Ensures that the Company conducts its business in conformance with appropriate legal and regulatory standards and requirements.	5
	•	Annually selects, appoints, evaluates, determines the compensation of, and retains the independent auditors, reviews the services to be performed by the independent auditors and the terms of their engagement, exercises oversight of their activities and, where appropriate, terminates and/or replaces the independent auditors.
	•	Oversees and ensures adequacy of internal controls and risk management.
	•	Reviews with management and the independent auditors the Company's quarterly and annual periodic reports and other financial disclosures such as earnings releases.
	•	Reviews the results of each external audit and considers the adequacy of the Company's internal controls.
	•	Determines the duties and responsibilities of the internal auditors, reviews the internal audit program, and oversees other activities of the internal auditing staff.
	•	Prepares a report to stockholders included in the Company's annual proxy statement.

        The Board has determined that Mr. Smith is an "audit committee financial expert" as defined under the SEC rules. The Board has determined that each member of the Committee is "independent" and "financially literate" in accordance with the listing standards of the NYSE and the SEC.

Compensation Committee

Members	Principal Functions		Meetings in 2008
James T. Kelly, Chair Kevin E. Benson Robert M. Le Blanc Michael L. Smith	•	Administers the Company's stock option plans including the review and grant of stock options to all eligible employees and directors.	5
	•	Reviews and approves corporate goals and objectives relevant to Mr. Sanger's compensation, evaluates his performance, determines and approves Mr. Sanger's compensation.
	•	Reviews and approves the evaluation process and compensation for the Company's officers.
	•	Prepares a report to stockholders included in the Company's annual proxy statement.

        As the Company is a "controlled" company, one of our current Compensation Committee members, Mr. Le Blanc, is not independent, as is permitted by NYSE rules. Mr. Le Blanc does not participate in the approval by the Compensation Committee of equity awards to executive officers.

Compliance Committee

Members	Principal Functions		Meetings in 2008
Robert M. Le Blanc, Chair Steven B. Epstein Paul B. Iannini, M.D.	•	Ensures proper communication of compliance issues to Board and its committees.	2
James T. Kelly Michael L. Smith	•	Reviews significant compliance risk areas and management's efforts to monitor, control and report such risk exposures.
	•	Monitors the effectiveness of the Company's Ethics and Compliance Department.
	•	Reviews and approves compliance related policies and proceedings.

        As the Company is a "controlled" company, one of our current Compliance Committee members, Mr. Le Blanc, is not independent as permitted by NYSE rules.

Corporate Governance and Nominating Committee

Members	Principal Functions		Meetings in 2008
Steven B. Epstein, Chair Kevin E. Benson Paul B. Iannini, M.D.	•	Establishes procedures for the nomination process and recommends candidates for election to the Board.	3
James T. Kelly Robert M. Le Blanc William A. Sanger	•	Recommends committee assignments, and the establishment of special committees' committee chairs.
Michael L. Smith	•	Reviews and reports to the Board of Directors on corporate governance matters.
	•	Oversees the evaluation of the Board of Directors and management.

        As the Company is a "controlled" company, two of our current Corporate Governance and Nominating Committee members, Messrs. Le Blanc and Sanger, are not independent as is permitted by the NYSE rules.

  Nomination of Directors

        In accordance with the Corporate Governance and Nominating Committee charter, when a vacancy exists on the Board, the Corporate Governance and Nominating Committee will identify and evaluate potential director candidates and recommend to the Board individuals to fill such vacancy either through appointment by the Board or through election by stockholders. The Committee will consider recommendations of management, stockholders and others.

        When evaluating a potential director candidate, the Committee will consider such criteria as it deems appropriate, including a candidate's integrity, judgment, willingness, capability, experience with businesses and other organizations of comparable nature or size, and the interplay of a candidate's experience with the experience of other Board members.

        The evaluation process described above is also utilized with respect to nominees submitted by our stockholders. The Committee did not receive any recommendations from stockholders proposing candidates for election at the Annual Meeting. To recommend a prospective nominee for consideration, submit the candidate's name and qualifications to the following address:

    Emergency Medical Services Corporation
    6200 S. Syracuse Way, Suite 200
    Greenwood Village, Colorado 80111
    Attention: Corporate Secretary

        All stockholder nominations for directors must comply with the procedures set forth in the Company's By-Laws. For the Corporate Governance and Nominating Committee to consider a candidate recommended by a holder of our class A common stock for nomination, the recommendation must be delivered or mailed to and received by our Corporate Secretary at the Company's principal office not later than 120 days before the anniversary of the prior year's annual meeting, in the case of an annual meeting and, in the case of a special meeting, the close of business on the fifteenth day following the date on which the Company first publicly discloses the date of the special meeting. In particular, for nominations to be considered at the 2010 annual meeting of stockholders, the recommendation must be received by January 19, 2010. The notice must:

  (i)
  give the stockholder's name, age and business and residence address and those of the person(s) to be nominated,

  (ii)
  give principal occupation of the nominee,

  (iii)
  represent that the stockholder is a holder of record at the time of the notice and intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to make the nomination(s),

  (iv)
  describe any arrangements or understandings between the stockholder, the nominee(s) and any other person(s) (naming the person(s)) pursuant to which the nomination is made,

  (v)
  provide any other information about the nominee(s) that must be disclosed in a proxy statement under the SEC's proxy rules, and

  (vi)
  include the consent of each nominee to serve as a director if elected.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

        Non-employee directors' compensation is set by the Board of Directors at the recommendation of the Corporate Governance and Nominating Committee. In developing its recommendations, the Corporate Governance and Nominating Committee is guided by the following goals:

  •
  compensation should fairly pay directors for work required in companies similar in size and scope to the Company;

  •
  compensation should align directors' interests with the long-term interest of stockholders; and

  •
  the structure of the compensation should be simple, transparent, and easy for stockholders to understand.

        The Corporate Governance and Nominating Committee reviews and recommends to the Board of Directors for its approval all compensation of the Company's non-employee directors, but no member of the Corporate Governance and Nominating Committee may act to fix his or her own compensation except as uniformly applied to all of the Company's non-employee directors.

        In May 2007, our stockholders adopted the Non-Employee Director Compensation Program, which provides for the compensation of our non-employee directors, consisting of all of our current directors other than Mr. Sanger, our President and Chief Executive Officer, and Mr. Le Blanc, who is our Lead Director, although not an employee of the Company. Each of our non-employee directors under the Non-Employee Director Compensation Program receives an annual cash retainer of $50,000, payable in four equal quarterly installments. In addition, immediately following each annual meeting of our stockholders, each non-employee director then serving on the Board of Directors shall be granted a number of Restricted Stock Units, or RSUs, representing the right to receive a number of shares of class A common stock (rounded up to the closest whole share) having a fair market value of $100,000 (based on the closing price of our class A common stock on the New York Stock Exchange on the business day immediately preceding the grant date). The number of RSUs granted to a non-employee director appointed to the Board other than at an annual meeting of stockholders will be pro-rated based on the number of days on which such non-employee director will serve as a Board member until the next annual meeting of stockholders. RSUs vest on the date of the next following annual meeting of stockholders, immediately prior to the vote for directors, and are currently paid in shares of our class A common stock (one share for each RSU) unless the non-employee director has made an election to defer the receipt of such shares at the time and in the manner provided by the Board. As Mr. Benson was elected to the Board in October 2008, his cash retainer and RSU award for 2008 were pro-rated accordingly.

        Directors who are employees of the Company receive no compensation for their services as a director. Mr. Le Blanc receives no compensation for his services as a member of the Board of Directors, its committees, or as Lead Director.

Non-Employee Director Compensation for Fiscal Year 2008

        In 2008, we provided the following compensation to members of our Board of Directors other than Messrs. Sanger and Le Blanc:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Stock Option Awards(3)	All Other Compensation ($)	Total ($)
Kevin E. Benson(1)	12,500	73,547			86,047
Steven B. Epstein	50,000	100,000	—	—	150,000
Paul B. Iannini, M.D.	50,000	100,000	—	—	150,000
James T. Kelly	50,000	100,000	—	—	150,000
Michael L. Smith	50,000	100,000	—	—	150,000

(1)
The fees and stock award amounts for Mr. Benson are pro-rated based on the number of days Mr. Benson will have served as a Board member until the next annual meeting of stockholders.

(2)
Each non-employee director other than Mr. Le Blanc and Mr. Benson received a grant on June 13, 2008 of RSUs with a grant date fair value of $100,000 (4,145 shares). These shares will vest, on May 19, 2009, the date of the 2009 annual meeting of stockholders, as each director attended at least 75% of board and committee meetings held in 2008. The table shows the expense that will be recognized by the Company for the RSUs for each director's stock award.

(3)
No stock options were granted to directors in 2008.

        The following table sets forth information regarding the non-employee directors' outstanding stock option awards:

Name	Grant Date	Expiration Date	Exercise Price	Outstanding Stock Options(1)
Steven B. Epstein	07/29/2005	07/29/2015	$6.67	3,750
James T. Kelly	07/29/2005	07/29/2015	$6.67	3,750
Michael L. Smith	07/29/2005	07/29/2015	$6.67	3,750

(1)
The options vest ratably on the first four anniversaries of the grant date, July 29, 2005, provided that the exercisability of one-half of the options is conditioned upon meeting a specified performance target.

Certain Relationships and Related Party Transactions

Transactions with Laidlaw

        Pursuant to stock purchase agreements with Laidlaw International, Inc. and a subsidiary of Laidlaw, on February 10, 2005 we purchased all the capital stock of AMR and EmCare. Pursuant to the stock purchase agreements, we are indemnified by the seller (a subsidiary of Laidlaw that directly owned AMR and EmCare) and Laidlaw, subject to specified exceptions, for losses arising from:

  •
  breaches by the seller of its representations, warranties, covenants and agreements contained in the stock purchase agreements;

  •
  damages relating to certain government investigations; and

  •
  tax liabilities for periods prior to closing.

Management Fee Agreement with Onex Partners Manager LP

        We are party to a management agreement dated February 10, 2005 with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation. In exchange for an annual management fee of $1.0 million, Onex Manager provides us with consulting and management advisory services for corporate finance and strategic planning and such other management areas to which the parties agree. The annual fee may be increased, to a maximum of $2.0 million, with the approval of directors of each of AMR and EmCare that are not affiliated with Onex. We also reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement, and we reimbursed Onex Manager for out-of-pocket expenses incurred in connection with our acquisition of AMR and EmCare. The management agreement has an initial term ending February 10, 2010, subject to automatic one-year renewals, unless terminated by either party by notice given at least 90 days prior to the scheduled expiration date. For the year ended December 31, 2008, we paid Onex Manager $1.0 million pursuant to this management agreement.

Employment Agreements and Indemnification Agreements

        We have an employment agreement and an option agreement with Messrs. Sanger, Owen, Zimmerman and Bruning, Dr. Packard, and with certain of our other senior executives. In addition, one of our contractual affiliates also has an employment agreement with Dr. Packard for his clinical services. For a description, see "Employment Agreements and Severance Agreements."

        We have also entered into indemnification agreements with each of our directors, and our executive employment agreements include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

Equityholder Agreements

        On February 10, 2005, we entered into an investor equityholders agreement with certain of our equityholders, including each of the named executive officers. Under this agreement, as amended, until the fifth anniversary of the closing of the initial public offering of the Company's common stock, the right of these equityholders to sell common stock owned immediately prior to the initial public offering, and any shares acquired upon the exercise of options held immediately prior to the initial public offering, is limited. Such equityholder may sell up to 12.5% of those shares (including the shares subject to those options, which are now vested and exercisable) in the first year following the offering, increasing 12.5% each year up to a maximum of 50% of such shares (or, if greater, the percentage of its shares sold by Onex Partners), plus the number of shares required to pay any income taxes on the exercise of options. The other substantive provisions of the investor equityholders agreement terminated upon completion of the offering.

        We are also a party to an equityholders agreement with the Onex Investors and certain employee and affiliated physician investors. Certain of these employees are subject to the further limitations on resale that are applicable to the equityholders pursuant to the investor equityholders agreement.

Relationship with Law Firm

        Steven B. Epstein, one of our directors and member of certain committees, including the Compliance Committee, is a founding member and the senior health law partner in the Washington, D.C. firm of Epstein, Becker & Green, P.C., or EBG. EBG provided healthcare-related legal services to Onex in connection with our acquisition of AMR and EmCare. Furthermore, as part of its legal services, EBG has been retained to provide legal representation to the Company on various matters, including in connection with a previously disclosed United States Department of Justice subpoena relating to the operations of certain AMR affiliates in New York. We paid EBG $1,364,778 in 2008 for legal services rendered.

Transaction with Onex-Controlled Entity

        The Company's subsidiary, AMR, on behalf of itself and certain of its subsidiaries, entered into an agreement in 2006 with Skilled Healthcare LLC, or Skilled, an operator of 76 skilled nursing facilities in six states. Pursuant to this agreement, AMR became a preferred provider of medical transportation services for Skilled. In fiscal 2008, AMR had total gross revenue of $1,369,564 under this agreement. The agreement had an initial three-year term, and renews automatically until terminated. Affiliates of Onex Corporation, which own more than a majority of our equity, own more than a majority of the equity of Skilled Healthcare Group, Inc., or Skilled Healthcare Group, Skilled's parent company. Robert Le Blanc, a director of the Company, is also a director of Skilled Healthcare Group, and Mr. Le Blanc and certain other directors of our Company own equity interests in Skilled Healthcare Group; our directors own, in the aggregate, less than 1% of the equity of Skilled Healthcare Group.

Compensation Committee Interlocks and Insider Participation

        During 2008, the Compensation Committee was comprised of the following four non-employee directors: Mr. Kelly, Chair, Mr. Benson (from his appointment in October 2008), Mr. Le Blanc, and Mr. Smith. There were no members of the Compensation Committee who served as an officer or employee of the Company or any of its subsidiaries during 2008. In addition, during 2008, no executive officer of the Company served as a director or as a member of the compensation committee of a company which employs a director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

Principal Holders of the Company's Stock

        The following table sets forth all persons known to us to be the beneficial owners of more than 5% of our class A and class B common stock or our class B special voting stock as of April 8, 2009.

        We report the amounts and percentages of our voting stock, including our common stock, beneficially owned on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including our common stock subject to a stock option or similar security that is exercisable within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of a security.

        Our LP exchangeable units are exchangeable on a one-for-one basis for shares of class B common stock at any time at the option of the holder. Accordingly, this table assumes the exchange of all LP exchangeable units for class B common stock. Until such exchange, the holders of the LP exchangeable units have the benefit of the class B special voting stock through which the holders may exercise voting rights as though they held the same number of shares of class B common stock. As a result, each person identified as a beneficial owner of class B common stock may also be deemed to own beneficially a percentage of the one share of class B special voting stock approximately equal to that person's percentage ownership of the class B common stock. Moreover, because our class B common stock is convertible at any time on a one-for-one basis for shares of class A common stock at the option of the holder, each holder of class B common stock may be deemed to own an equal number of shares of class A common stock. On all matters to be voted on by our stockholders, our class A common stock has one vote per share and our class B common stock has ten votes per share.

        Except as described above with respect to the shared right to direct the vote of the class B special voting stock, and as we describe in the footnotes to the following table, to our knowledge each of the beneficial owners has sole voting and investment power with respect to the voting securities beneficially owned.

Name and Address of Beneficial Owners of Common Stock	Shares Beneficially Owned(1)	Percentage of Class	Percentage of All Equity Shares	Percent of Voting Power(2)
Onex Corporation	1 class B special voting stock	100.0%	*	96.6%
Onex Corporation	32,107,545 class B(3)	99.6%	76.2%	96.6%
Onex Partners LP	17,226,723 class B(4)	53.4%	40.9%	51.8%
Onex Partners LLC	11,106,924 class B(5)	34.4%	26.3%	33.4%
Onex EMSC Co-Invest LP	2,844,855 class B(6)	8.8%	6.7%	8.6%

*
Represents less than 1%.

(1)
According to the SEC rules, any securities not outstanding (such as shares of our class B common stock issuable on conversion of our LP exchangeable units) should be assumed to be outstanding only for the calculation of beneficial ownership of the individual who beneficially owns such shares. Our calculation of the beneficial ownership of our class B common stock assumes the exchange of all of our LP exchangeable units for class B common stock because the LP exchangeable unit holders currently have the power to direct a number of votes equal to the votes they would cast if they exchanged their LP exchangeable units for class B common stock.

(2)
On each matter submitted to the stockholders for their vote, our class A common stock is entitled to one vote per share, our class B common stock is entitled to ten votes per share, reducing to one vote per share under certain limited circumstances, and our class B special voting stock is entitled to a number of votes that could be cast if all of the outstanding LP exchangeable units were exchanged for class B common stock. Except as required by law, our class A common stock, class B common stock and class B special voting stock vote together on all matters submitted to stockholders for their vote.

(3)
Includes the following: (i) 17,226,723 LP exchangeable units held by Onex Partners LP; (ii) 11,106,924 LP exchangeable units held by Onex Partners LLC; (iii) 2,844,855 LP exchangeable units held by Onex EMSC Co-Invest LP; (iv) 639,649 LP exchangeable units held by EMS Executive Investco LLC; (v) 289,349 LP exchangeable units held by Onex US Principals LP; and (vi) 45 class B shares held by Onex American Holdings II LLC. Onex Corporation may be deemed to own beneficially the LP exchangeable units held by (a) Onex Partners LP, through Onex' ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners GP LP, the general partner of Onex Partners LP; (b) Onex Partners LLC, through Onex' ownership of all of the equity of Onex Partners LLC; (c) Onex EMS Co-Invest LP, through Onex' ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners GP LP, the general partner of Onex EMSC Co-Invest LP; (d) EMS Executive Investco LLC, through Onex' ownership of Onex American Holdings II LLC which owns 100% of the voting power of EMS Executive Investco LLC; and (e) Onex US Principals LP through Onex' ownership of all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP. Onex Corporation disclaims such beneficial ownership. The address for Onex Corporation is 161 Bay Street, Toronto, ON M5J 2S1, Canada.

  Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to own beneficially all of the LP exchangeable units owned beneficially by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

(4)
All of the LP exchangeable units owned by Onex Partners LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc. and Onex Corporation. The address for Onex Partners LP is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(5)
All of the LP exchangeable units owned by Onex Partners LLC may be deemed owned beneficially by Onex Corporation. The address for Onex Partners LLC is 421 Leader Street, Marion, Ohio 43302.

(6)
All of the LP exchangeable units owned by Onex EMSC Co-Invest LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc. and Onex Corporation. The address for Onex EMSC Co-Invest LP is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

Security Ownership of Directors and Executive Officers

        The following table sets forth the number of shares of our voting securities, including the number of shares of common stock subject to stock options, beneficially owned as of April 8, 2009 by each director and each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. Except as we describe in the footnotes, to our knowledge, each named person has sole voting and investment power with respect to the shares shown in the table. Beneficial ownership is determined on the basis of the rules of the SEC. Please see "—Principal Holders of the Company's Stock" for a description of those rules.

Name	Common Stock		Shares Subject to Options(1)(2)	Total Shares Beneficially Owned	Percentage of Class(3)	Percentage of Equity Shares	Percentage of Voting Power
Directors
Kevin E. Benson	2,374 class A		—	2,374 class A	*	*	*
Steven B. Epstein(4)	52,350 class A	(5)	1,406 class A	53,756 class A	*	*	*
Paul B. Iannini, M.D.(4)	14,850 class A	(5)	—	14,850 class A	*	*	*
James T. Kelly(4)	127,350 class A	(5)	1,406 class A	128,756 class A	1.3%	*	*
Robert M. Le Blanc	56,064 class B	(6)	—	56,064 class B	39.3%	*	*
William A. Sanger(4)	399,700 class A		1,482,168 class A	1,881,868 class A	19.0%	4.5%	*
Michael L. Smith(4)	52,350 class A	(5)(7)	1,406 class A	53,756 class A	*	*	*
Officers
William A. Sanger(4)	399,700 class A		1,482,168 class A	1,881,868 class A	19.0%	4.5%	*
Randel G. Owen(4)	26,700 class A		370,542 class A	397,242 class A	4.0%	*	*
Todd G. Zimmerman(4)	25,507 class A	(5)	138,217 class A	163,724 class A	1.7%	*	*
Dighton C. Packard, M.D.(8)	33,750 class A		48,750 class A	82,500 class A	*	*	*
Mark E. Bruning(4)	—		11,249 class A	11,249 class A	*	*	*
All directors and executive officers as a group (10 persons)	734,931 class A		2,055,144 class A	2,790,075 class A	28.2%	6.6%	1.0%
	56,064 class B		—	56,064 class B	39.3%	*	*

*
Represents less than 1%.

(1)
Represents stock options that are exercisable as of April 8, 2009 or become exercisable within 60 days of April 8, 2009.

(2)
These options are fully vested and exercisable, except for options held by Messrs. Epstein, Kelly and Smith. The options held by Messrs. Epstein, Kelly and Smith vest ratably on the first four anniversaries of July 29, 2005, the grant date, provided that the exercisability of one-half of their options is conditioned upon meeting a specified performance target.

(3)
The percentage of class A common stock based solely upon class A common stock outstanding as of April 8, 2009 and does not include shares of other classes convertible into class A common stock.

(4)
The address of these stockholders is c/o Emergency Medical Services Corporation, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111-4737.

(5)
With respect to each of Messrs. Epstein, Kelly, Smith and Dr. Iannini, includes 4,145 Restricted Stock Units granted pursuant to the Company's Non-Employee Director Compensation Program in 2008 that will vest on the date of the Annual Meeting of the Stockholders, or May 19, 2009. Each Restricted Stock Unit represents the right to receive one share of class A common stock. With respect to Mr. Zimmerman, includes 6,666 restricted shares, which vested on June 14, 2008, half of which is subject to a continuing performance measure.

(6)
Includes (i) 35,814 LP exchangeable units held by Onex US Principals LP which may be deemed owned beneficially by Mr. Le Blanc by reason of his pecuniary interest in the LP exchangeable units owned by Onex US Principals LP and (ii) 20,250 LP exchangeable units owned by Onex EMSC Co-Invest LP which may be deemed to be owned beneficially by Mr. Le Blanc by reason of his pecuniary interest in Onex EMSC Co-Invest LP. Mr. Le Blanc disclaims beneficial ownership of the LP exchangeable units owned by Onex US Principals LP and Onex EMSC Co-Invest LP. Mr. Le Blanc's address is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(7)
Includes 31,656 shares of our class A common stock held by the Michael L. Smith Grantor Retained Annuity Trust, dated October 1, 2005.

(8)
The address of this stockholder is c/o EmCare Holdings Inc., 1717 Main Street, Suite 5200, Dallas, Texas 75201.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's class A common stock (referred to as "Reporting Persons") file reports of initial ownership and changes in ownership of the Company's common stock with the SEC. The SEC regulations require the Reporting Persons to furnish the Company with copies of such reports. A Form 4 was filed timely by Kim Norman on November 7, 2009, which inadvertently omitted one sale transaction. An amended Form 4 was therefore filed on November 10, 2009 to rectify this omission. Other than this amendment, and based solely on our review of copies of these reports received by us with respect to our year ended December 31, 2008, we believe that during 2008 all Reporting Persons filed on a timely basis all reports required of them.

EXECUTIVE COMPENSATION

Executive Officers of the Company

        The following information regarding the Company's executive officers is as of April 8, 2009.

Name	Age	Position
William Sanger	58	Director, Chairman, President and Chief Executive Officer
Randel G. Owen	50	Chief Financial Officer and Executive Vice President
Todd G. Zimmerman	43	General Counsel and Executive Vice President
Dighton C. Packard, M.D.	60	Chief Medical Officer

        Set forth below is a description of the background of each of our executive officers other than Mr. Sanger. A description of Mr. Sanger's background is set forth in the section of this Proxy Statement entitled, "Proposal 1—Election of Directors—Director Nominees."

        Randel G. Owen has been Chief Financial Officer of EMSC and its predecessor since February 10, 2005 and was appointed Executive Vice President as of December 1, 2005. Mr. Owen was appointed Executive Vice President and Chief Financial Officer of AMR in March 2003. He joined EmCare in July 1999 and served as Executive Vice President and Chief Financial Officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was Vice President of Group Financial Operations for PhyCor, Inc. in Nashville, Tennessee from 1995 to 1999. Mr. Owen has more than 25 years of financial experience in the healthcare industry. Mr. Owen received an accounting degree from Abilene Christian University.

        Todd G. Zimmerman has been General Counsel of EMSC and its predecessor since February 10, 2005 and was appointed Executive Vice President effective December 1, 2005. Mr. Zimmerman was appointed General Counsel and Executive Vice President of EmCare in July 2002 and of AMR in May 2004. Mr. Zimmerman joined EmCare in October 1997 in connection with EmCare's acquisition of Spectrum Emergency Care, Inc. where he served as Corporate Counsel. Prior to joining Spectrum in 1997, Mr. Zimmerman worked in the private practice of law for seven years, providing legal advice and support to various large corporations. Mr. Zimmerman received his B.S. in Business Administration from St. Louis University and his J.D. from the University of Virginia School of Law.

        Dighton C. Packard, M.D. has been Chief Medical Officer of EmCare since 1990 and became Chief Medical Officer of the predecessor of EMSC in April 2005. Dr. Packard is also the Chairman of the Department of Emergency Medicine at Baylor University Medical Center in Dallas, Texas and a member of the Board of Trustees for Baylor University Medical Center and for Baylor Heart and Vascular Hospital. Dr. Packard has practiced emergency medicine for more than 30 years. He received his B.S. from Baylor University at Waco and his M.D. from the University of Texas Medical School at San Antonio.

Officers and Key Employees

        Mark E. Bruning was appointed Executive Vice President of AMR in January 2008. Mr. Bruning has spent over 25 years of his career with AMR in numerous positions, and over 15 years in leadership roles with AMR. Prior to his current appointment, Mr. Bruning was a divisional Chief Operating Officer for AMR in AMR's Central Division. Mr. Bruning holds an MBA from the Kellogg Graduate School of Management at Northwestern University.

        James Murphy was named President and Chief Operating Officer of EmCare in 2008. Mr. Murphy joined EmCare in 1993 and has served with EmCare in varying capacities for more than 15 years, most recently as Executive Vice President from 2001 until his promotion in 2008. Prior to 2001, Mr. Murphy served as a Divisional Vice President and as a Regional Vice President of EmCare. Mr. Murphy earned his Bachelor's degree from Truman University and holds a Master's degree from the University of Iowa.

        Steve Murphy was appointed Senior Vice President of Government and National Services of EMSC effective December 1, 2005. He has served in that role with AMR since 2003. Prior to joining AMR in 1989, Mr. Murphy was National Vice President of Government Relations for CareLine Inc. and MedTrans, Inc., President and Chief Operating Officer of Pruner Health Services, Inc. and Chief Administrative Officer for Pruner's Napa Ambulance Service, Inc. Mr. Murphy has been active in emergency medical services and the ambulance industry for more than 30 years. He holds a Registered Nursing Degree and has been certified as a Certified Emergency Nurse and Mobile Intensive Care Nurse.

        Kimberly Norman was appointed Senior Vice President of Human Resources of EMSC effective December 1, 2005. Ms. Norman joined MedTrans, Inc. in June 1991 and joined AMR in 1997, when it merged with MedTrans. She has held various human resource positions for AMR, including Benefits Specialist, Manager of Human Resources and Employee Development, and Regional and National Vice President of Human Resources. Ms. Norman received her B.B.M. from the University of Phoenix and a Human Resource Management Certification from San Diego State University.

        Steve Ratton, Jr. has been Treasurer of EMSC and its predecessor since February 2005 and was appointed Senior Vice President of Mergers and Acquisitions effective December 1, 2005. Mr. Ratton joined EmCare in April 2003 as Executive Vice President and Chief Financial Officer. Prior to joining EmCare, Mr. Ratton served as Treasurer for Radiologix, Inc. from September 2001 to April 2003. Mr. Ratton was Vice President of Finance for Matrix Rehabilitation, Inc. from August 2000 to September 2001, and Director of Finance for PhyCor, Inc. from April 1998 to August 2000. Mr. Ratton has more than 20 years of experience in the healthcare industry, in both hospital and physician settings. Mr. Ratton has an accounting degree from the University of Texas at El Paso.

        R. Jason Standifird has been Vice President and Controller of EMSC and its predecessor since February 2005, and was appointed Chief Accounting Officer in February 2009. Mr. Standifird joined AMR in 2004 as its Controller, and is a Certified Public Accountant. Prior to joining AMR, Mr. Standifird was a manager with PricewaterhouseCoopers in their Assurance and Business Advisory Services division. Mr. Standifird has a B.S. degree from Boston College in Accounting and Finance.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis contains statements regarding our performance targets and goals. These targets and goals are discussed in the limited context of our compensation program and should not be considered statements of our management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

        The ability to attract and retain highly motivated, qualified and experienced executives is a crucial element in our ability to maintain and enhance our status as a leading provider of emergency medical services in the United States. We believe that an effective and competitive executive compensation program is a critical factor in recruiting and retaining key executives. Moreover, the Compensation Committee of the Board strives for internal equity among our executive officers and, accordingly, the types of compensation and benefits offered to our executive officers are intended to be proportional to each executive officer's position and responsibilities and are therefore generally consistent among the group.

        The Compensation Committee has responsibility for establishing, implementing and monitoring compliance with our executive compensation philosophy. To that end, the Compensation Committee has developed, in consultation with management and outside consultants, an Executive Officer Evaluation and Compensation Plan which provides the Compensation Committee with a tool for gauging the compensation of our named executive officers. Such plan sets forth certain core practices that define the overriding objectives for our executive compensation programs and the role of the various compensation elements in meeting those objectives. These core practices are as follows:

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  Ensure that all elements of executive compensation and benefits, and of the compensation process, are controlled by the Compensation Committee;

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  Ensure that total executive compensation levels are reasonably linked to the Company's performance, which may require that the Compensation Committee look beyond financial performance measures to the executives' achievement of other strategic goals of the Company;

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  Provide for compensation arrangements to be comparable to similar organizations and jobs, with realization of compensation linked to the executives' contributions toward achieving the Company's goals;

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  Require all elements of the executive compensation program to be reviewed and approved annually by the Compensation Committee, and require processes and programs to be reviewed regularly for compliance with relevant laws and regulations;

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  Design compensation arrangements so that they can be easily explained to, and understood by, individuals with a basic business background; and

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  Consider various programs and vehicles available for compensation, including cash and equity.

        Through these core practices, our executive compensation programs are designed to effectively attract, retain, and motivate top quality executives who have the ability to significantly influence the long-term financial success of EMSC, and who are responsible for effectively managing EMSC's operations in a way that maximizes stockholder value. The compensation programs for named executive officers seek to achieve a balance between compensation levels and the Company's annual and long-term budgets, strategic plans, business objectives, and stockholder expectations.

        Three officers of EMSC and its subsidiaries are currently compensated under the Executive Officer Evaluation and Compensation Plan: William A. Sanger, our Chairman, President and Chief Executive Officer, Randel G. Owen, our Executive Vice President and Chief Financial Officer, and Todd G. Zimmerman, our Executive Vice President and General Counsel. All elements of our compensation for these executive officers are determined by the Compensation Committee, which is comprised of three independent, non-employee directors and one non-employee director who is not deemed independent, as permitted under New York Stock Exchange rules due to the "controlled company" exception which applies to us.

        Senior level employees and officers other than Messrs. Sanger, Owen and Zimmerman participate in incentive plans available to a significant number of employees of the Company and its subsidiaries. Although some of these individuals may be "named executive officers" of the Company under the SEC rules based on their position and level of compensation in any fiscal year (such as Dr. Packard and Mr. Bruning with respect to 2008)—in which case their compensation is disclosed in our proxy materials—their individual targets and performance measures are set by Mr. Sanger, to whom they typically report, rather than directly by the Compensation Committee. The Compensation Committee has the discretion to re-evaluate which officers are subject to the Executive Officer Evaluation and Compensation Plan, but there are no plans to do so at this time.

Elements of the Company's Executive Compensation Program

        During 2008, the compensation program for our named executive officers consisted of base salary and short-term cash incentives in the form of annual bonuses. In addition, named executive officers are eligible to receive long-term incentives in the form of equity awards pursuant to the Amended and Restated 2007 Long-Term Incentive Plan. Our equity grant to Mr. Bruning in connection with his promotion was our only equity grant to a named executive officer in 2008. All of our named executive officers were awarded stock options in 2005 under the Company's Equity Option Plan (the predecessor plan to the Amended and Restated 2007 Long-Term Incentive Plan), one named executive officer received a restricted stock grant in 2007 and the Company granted long-term equity incentives in the form of restricted stock awards and option grants to each of our named executive officers in 2009. During 2008, our named executive officers also participated in various benefit plans made available to most of our employees, and received certain other perquisites and benefits as detailed below.

Base Salary

        We pay each of our named executive officers a base salary in cash on a bi-weekly basis. The amount of the salary is reviewed annually and does not necessarily vary with the Company's performance. We seek to provide base salary in an amount sufficient to attract and retain individuals with the qualities necessary to ensure the short-term and long-term financial success of the Company. Base salary for each named executive officer is based upon appropriate competitive reference points, job responsibilities and such executive's ability to contribute to the Company's success. We currently intend to target salaries at or about the 50th percentile of peer companies listed on pages 26 and 27 of this Proxy Statement, while recognizing individual differences in scope of responsibilities, qualifications, experience and leadership abilities. We also recognize the value of adjusting salaries as needed to maintain competitiveness vis-à-vis our peers without overemphasizing the use of automatic formulas.

Short-Term Incentives

        A portion of the named executive officers' targeted annual cash compensation is at risk, in the form of an annual cash incentive program which is contingent, in the case of each of Messrs. Sanger, Owen and Zimmerman, upon meeting annual objectives set by the Compensation Committee, and in the case of both Dr. Packard and Mr. Bruning, upon meeting annual objectives pursuant to the Management and Exempt Incentive Plan, or MEIP. The primary purpose of the annual cash incentive plans is to focus the attention of the named executive officers on the operational and financial performance of the Company.

Long-term Incentives

        The Amended and Restated 2007 Long-Term Incentive Plan is intended to assure that the key individuals who impact our long-term success have a meaningful portion of their potential total compensation linked to their success in helping meet long-term performance objectives and increasing stockholder value.

        The Amended and Restated 2007 Long-Term Incentive Plan provides, among other things, for the issuance of stock options, restricted shares, RSUs, stock appreciation rights, stock awards and performance shares to employees and independent contractors of the Company and its subsidiaries, including our named executive officers. The Compensation Committee currently intends to grant only stock awards, stock options and restricted shares under the Amended and Restated 2007 Long-Term Incentive Plan, but may award other forms of equity compensation in the future if it determines it is advisable to do so.

Other Compensation Elements

        We offer perquisites to our named executive officers in the form of auto allowances, certain automotive maintenance and operation expenses, as well as certain supplemental insurance expenses. Other than those perquisites, we do not have any other compensation elements, other than standard benefits that are available to most employees of the Company, such as 401(k) matching, subsidized medical, dental and vision insurance and life and disability insurance. From time to time, our Board of Directors and Compensation Committee may consider offering additional programs.

Role of the Compensation Committee, Executive Officers and Outside Consultants in Compensation Decisions

        The Compensation Committee is appointed by the Board of Directors and its functions include the following:

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  Annually review and approve goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the Chief Executive Officer's performance in light of those goals and objectives, and determine and approve the Chief Executive Officer's compensation level, including base, bonus and equity compensation, based on that evaluation.

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  Review and approve on an annual basis the evaluation process and compensation structure for the Company's named executive officers.

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  Administer and grant options and awards under the Company's equity incentive plan or other equity-based plans or programs that may be approved from time to time.

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  Review the Compensation Discussion and Analysis section included in the Company's annual proxy statement and make recommendations in connection with its review to the Board of Directors.

        To obtain access to independent compensation data, analysis and advice, the Compensation Committee retained the services of Watson Wyatt Worldwide, and has the ability to retain Watson Wyatt, or other compensation consultants, in its discretion for future projects. Watson Wyatt was actively involved with the Compensation Committee in the fourth quarter of 2006 and the first quarter of 2007 in providing a wide-ranging compensation overview to assist the Compensation Committee in setting standards by which compensation was paid to management for fiscal 2007 and for fiscal 2008. For purposes of developing such overview, Watson Wyatt's assignments from the Compensation Committee included the following: evaluation of the composition of our peer group of companies, evaluation of our executive compensation as compared to general market compensation data and the peer companies' compensation data, and evaluation of our executive compensation programs. Watson Wyatt was also assigned the task of evaluating our non-employee director compensation, which was done in the second quarter of 2006. The compensation structure implemented by the Compensation Committee in fiscal 2007 following this overview continued to serve as the process by which our named executive officers were compensated in fiscal 2008. The Compensation Committee also engaged Watson Wyatt's services in the fourth quarter of 2008 and in the first quarter of 2009, primarily for the purpose of a review of current market data and equity grants being considered for Messrs. Sanger, Owen and Zimmerman, Dr. Packard and the heads of EMSC's business segments, including Mr. Bruning.

        The Compensation Committee meetings typically include an executive session without members of management present. In 2008, the Compensation Committee met five times, and all of those meetings included an executive session. The Compensation Committee believes that regular input from management provides useful information and perspectives to assist the Compensation Committee in reaching its own views on compensation, and that input from outside compensation consultants is particularly useful when considering large-scale review of our compensation process. The Compensation Committee makes the final decisions as to the design of the Company's program and level of compensation for the Chief Executive Officer and the Company's other named executive officers compensated under the Executive Officer Evaluation and Compensation Plan, and is assisted by information and recommendations from our Chief Executive Officer, and, when it deems it appropriate, from Watson Wyatt. The Compensation Committee provides oversight of the compensation programs available to the other management employees of the Company, but does not generally review compensation on an individual basis to employees other than Messrs. Sanger, Owen and Zimmerman.

        The Compensation Committee considers a number of important and relevant factors when making decisions on compensation program structure and individual compensation awards and payments. Such factors include, but are not limited to: market competitiveness of total compensation opportunities, Company-wide performance, individual performance, retention risk and individual potential. The Compensation Committee has the benefit of direct access to compensation consultants, and may request various tools and analyses, as needed, to view a complete profile of executive officers' current total compensation, the value of realized and unrealized stock option and restricted stock awards, stock ownership and payments due under various termination scenarios.

        The Compensation Committee establishes all elements of compensation for the Chief Executive Officer and approves them only after careful consideration of all appropriate factors listed above. In setting total compensation for executives other than the Chief Executive Officer, the Compensation Committee considers both individual and Company-wide performance as well as salary recommendations from the Chief Executive Officer. In conducting market assessments to assist in setting executive compensation, the Compensation Committee has developed a peer group of publicly traded healthcare companies. This peer group is reviewed periodically by the Compensation Committee. There are no public companies of similar size to the Company with precisely the same mission. The Compensation Committee used the following list of peer group companies in setting executive compensation awarded in 2007. This list was used to benchmark base salary, total cash compensation, and total equity compensation (including equity awards) for the named executive officers.

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  AMN Healthcare Services, Inc.

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  Community Health Systems, Inc.

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  Cross Country Healthcare, Inc.

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  Health Management Associates, Inc.

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  Healthsouth Corporation

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  Lifepoint Hospitals, Inc.

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  Lincare Holdings, Inc.

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  Manor Care, Inc.

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  Medcath Corporation

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  Omnicare, Inc.

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  Pediatrix, Inc.

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  Rural/Metro Corporation

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  Universal Health Services, Inc.

        The Compensation Committee considered whether a full overview of executive compensation, including a full market peer review, would be advisable for fiscal 2008. The Compensation Committee determined that the process set in 2007, which followed a comprehensive review of the Company's compensation structure, remained current for 2008 and that it would be unnecessary for the Company to globally revisit its executive compensation benchmarks for fiscal 2008. The Compensation Committee strives generally to set fundamental compensation structures on a longer term horizon than one year; it makes adjustments to the Company's compensation structures on a general basis, and intends to make larger revisions to the structures on a less frequent basis.

        In March 2009, the Compensation Committee, in consultation with Watson Wyatt, revised the list of peer companies in setting benchmarks for 2009 compensation to the named executive officers. The Compensation Committee removed Medcath Corporation, Omnicare, Inc. and Rural Metro Corporation, and added Centene Corporation, Magellan Health Services, Inc. and Apria Healthcare, Inc. to the list. The changes to the 2009 list reflected a recalibration by the Compensation Committee to place the Company closer to the median of a peer group based on revenue and market capitalization metrics, with the peer group ranging from approximately half to twice our size in both categories. The Compensation Committee's consultations with Watson Wyatt served as a basis for adjustments to the compensation for fiscal year 2009 to the named executive officers without fundamentally altering the structures of the compensation plans.

Determination of 2008 Compensation of Named Executive Officers

        The following sections describe the determination of the various elements of our compensation program for our named executive officers, including objectives, market positioning, structure, operation and other information specific to 2008 payments, awards and compensation adjustments.

Base Salary

        Base salary for each named executive officer is established at a level that we believe is sufficient to attract and retain individuals with the qualities necessary for the long-term financial success of the

Company. Salaries are generally positioned at the median of the defined peer group, with the exception of Dr. Packard, whose aggregate compensation is unique due to his dual corporate and clinical functions, and his base salary is therefore not readily comparable to any peer group. However, as discussed further herein, we believe that Dr. Packard's aggregate cash compensation is at or above the median of our other named executive officers, and reflects the fair market value of his position as a senior executive of our Company. In February 2008, Mr. Bruning was promoted to Executive Vice President of American Medical Response, Inc., one of our two operating segments, and his salary increase was set by the Company following an internal survey of the prevailing market standard for salaries at Mr. Bruning's new position. The Compensation Committee did not review Mr. Bruning's compensation package.

        The Compensation Committee reviews base salaries of Messrs. Sanger, Owen and Zimmerman annually, in accordance with the provisions of the executive officers' employment agreements. Salary adjustments take into account market data in the context of an executive's role, responsibilities, experience, tenure, individual performance and contribution to our results. Working with management, the Compensation Committee has also developed an evaluation tool to periodically assess overall managerial and leadership skill. Because communication with the management team is an important component to successfully leading the Company, the evaluation tool elicits feedback from the applicable officer's direct reports, along with seventy-five percent of a larger group of "peer" management employees, as well as Board members. This tool is used as one factor in the Compensation Committee's assessment of base salary for named executive officers when considering salary adjustments.

        Following discussions with the Chief Executive Officer and Watson Wyatt in February 2007, the Compensation Committee reviewed recommendations from the Chief Executive Officer concerning adjustments to base compensation for the Chief Executive Officer, Chief Financial Officer and General Counsel. The Compensation Committee determined that certain short-term salary adjustments were advisable with respect to the Chief Financial Officer and General Counsel, and that additional base salary adjustments were appropriate for the named executive officers going forward on an annual basis. Consequently, the Compensation Committee granted a $20,000 annual base salary increase to Messrs. Owen and Zimmerman, effective April 1, 2007, and in March 2008, the Compensation Committee increased the base salary for the named executive officers by 4%, effective April 1, 2008, to the following amounts: William A. Sanger—$947,232; Randel G. Owen—$410,727; Todd G. Zimmerman—$382,875; Dighton C. Packard, M.D.—$288,961. The Compensation Committee's salary adjustment was designed to allow the salaries which were set in 2007 after extensive overview and revisions to keep pace with general inflationary and consumer price pressures without awarding a substantive raise for the named executive officers. Furthermore, management recommended to the Compensation Committee, and the Compensation Committee determined that, annual base salary increases for all of the named executive officers at approximately 4% would maintain compensation around the median of the defined peer group and would satisfy the objectives of offsetting ordinary course inflationary and consumer price pressures. These salary increases were generally consistent with our general raise of 3-4% to non-executive management and did not reflect a full re-evaluation of named executive officers' salaries.

        Following deliberations in meetings held in January and February 2009, and in accordance with the recommendations of executive management, the Compensation Committee resolved at its meeting in March 2009 to not alter the base salaries for Messrs. Sanger, Owen and Zimmerman for fiscal 2009. This determination is consistent with Company-wide efforts to manage compensation expenses aggressively in 2009, and, accordingly the Company also did not adjust Mr. Bruning's salary. The Compensation Committee has not set any specific criteria to determine at what point base salaries to the named executive officers for future years will be determined, but the Company expects salaries to be reviewed in the first quarter of 2010, consistent with past practice and the named executive officers' employment agreements.

        Dr. Packard is paid $400,000 annually for his clinical and medical director duties. In addition, Dr. Packard receives an hourly fee for patient treatment of approximately $220, payable on a monthly basis. These amounts are all paid by EMSC's contractual affiliates in Texas rather than by EMSC or its subsidiaries directly.

Short-term Incentives for the Chief Executive Officer, Chief Financial Officer and General Counsel

        The named executive officers' employment agreements provide that each executive will be able to participate in a short-term incentive plan, under which payment is based upon performance targets to be established each year by the Board of Directors or the Compensation Committee.

        The Compensation Committee approved the fiscal 2008 performance targets and individual target bonuses for Messrs. Sanger, Owen and Zimmerman in March 2008. These targets were based on the Compensation Committee's requirement that the Company's 2008 Adjusted EBITDA achieve a specified percentage increase over the 2007 Adjusted EBITDA target before bonuses were awarded to the applicable named executive officers. We define Adjusted EBITDA consistently with the Adjusted EBITDA measure we use in our periodic filings with the SEC, which is net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other income, realized gain (loss) on investments, interest expense, and depreciation and amortization.

        The Compensation Committee's award of bonuses in March 2009 to our named executive officers for services rendered in 2008 was based on an incentive "pool" created by the difference between the Company's 2008 Adjusted EBITDA and the Company's 2007 Adjusted EBITDA. For each of Messrs. Sanger, Owen and Zimmerman, the bonuses paid in March 2009 for their respective services rendered in fiscal 2008 were determined by the following five-step process:

        (i)    the Compensation Committee reviewed whether the 2008 Adjusted EBITDA threshold of $231.2 million (as adjusted for acquisitions completed in 2008) had been met, which determined whether any bonuses would be paid to these named executive officers; the threshold was adjusted for acquisitions completed in 2008 by increasing the threshold amount by the amount of each completed acquisition's pro forma Adjusted EBITDA contribution for 2008, excluding the pro-forma Adjusted EBITDA contribution for the initial 90-day period following the closing date of such acquisition;

        (ii)   an aggregate pool for distribution to these named executive officers was subsequently created by multiplying 6.2% by the difference in 2008 Adjusted EBITDA over 2007 Adjusted EBITDA;

        (iii)  the Compensation Committee multiplied the target bonus percentage listed in each of these named executive officers' employment agreements, as then in effect, by such officer's base salary, to arrive at a target bonus amount for each of these named executive officers; for 2008, the following target bonus percentages were in effect and used by the Compensation Committee to determine such target bonus amounts: 100% for the Chief Executive Officer and 70% each for the Chief Financial Officer and the General Counsel;

        (iv)  each of these named executive officer's target bonus amount was divided by the sum of the target bonus amounts of all of these named executive officers to arrive at a weighted percentage amount for each named executive officer in the incentive pool; and

        (v)   the Compensation Committee authorized the Company to pay to each of these named executive officers the amount produced by multiplying the individual weighted percentage for such named executive officer by the aggregate pool available for distribution to all named executive officers subject to the Executive Officer Evaluation and Compensation Plan.

        In March 2009, the Compensation Committee determined that the threshold level of Adjusted EBITDA had been achieved for 2008. In 2008, based on $243.65 million of Adjusted EBITDA, which represented growth over 2007 Adjusted EBITDA of 15.1%, as adjusted for acquisitions completed in 2008, the pool generated for these named executive officers was $1.97 million. Cash awards to these named executive officers, which were paid in March 2009, were as follows:

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  William A. Sanger, $1,402,610

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  Randel G. Owen, $397,163

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  Todd G. Zimmerman, $371,587

        The awards paid in March 2009 therefore reflect that the Company's 2008 financial results exceeded the Company's internal Adjusted EBITDA targets. Because the 2008 Adjusted EBITDA exceeded the targets, the bonus amounts for these named executive officers were higher than if the internal Adjusted EBITDA targets had been merely realized (rather than exceeded). $159,180, $19,751 and $19,768 of the total awards to Messrs. Sanger, Owen and Zimmerman, respectively, constitute one-time discretionary bonus awards by the Compensation Committee in light of achieving certain performance objectives in EMSC's strategic plan for fiscal year 2008 that are not otherwise reflected by the financial formula used to calculate executive bonuses.

        The awards for services rendered by Messrs. Sanger, Owen and Zimmerman in fiscal 2009 are expected to be based on the same process as outlined above. However, in determining the bonus structure for fiscal 2009, the Compensation Committee increased the minimum threshold before any bonus payment could be made under the plan to take into account the Company's anticipated level of Adjusted EBITDA growth in 2009. In addition, it replaced the format of a total incentive pool equaling 6.2% of the Adjusted EBITDA increase over the prior year with a newly designed two-tier pool, under which a lower percentage of the Adjusted EBITDA amount in excess of the minimum threshold established by the Compensation Committee will be included in the executive incentive pool up to a maximum amount predetermined by the Compensation Committee; if and when that amount has been realized, a higher percentage of the remaining increase will be placed in the incentive pool. These targets are based on the review of market practice, looking at both total target cash compensation for the peer group, general incentive plan practice for a broad group of companies, and desired weighting of incentive plan payouts among the applicable executives. It is therefore indeterminable whether these changes will increase or decrease the size of the available pool.

        In addition, the Compensation Committee increased the individual target bonus percentage for Mr. Sanger from 100% to 125%. The increase in the target percentage for Mr. Sanger reflects an effort by the Compensation Committee to provide Mr. Sanger with a greater relative percentage of the pool based upon his position in the organization and his increased operational initiatives in 2008, which are expected to continue in 2009.

        Under this structure, the performance measures are not individualized for each of Messrs. Sanger, Owen and Zimmerman, but rather align the annual bonus compensation of these named executive officers as a group with the performance of the Company as a whole. There is no individualized performance review process for Messrs. Sanger, Owen and Zimmerman in granting bonus awards for services provided in the previous fiscal year; however, the Compensation Committee may consider individual performance in its discretion when determining bonus awards and targets, including individual percentages, for any subsequent year. Because the bonuses are based on meeting Company financial targets and do not provide for upward or downward adjustment based on individual performance, there is no guarantee that any of these named executive officers will receive a bonus, and there is also no maximum predetermined aggregate dollar amount that these named executive officers can receive.

        The Compensation Committee believes that Adjusted EBITDA is the appropriate measure to align the interests of management with the interests of our stockholders, in part because the Compensation Committee recognizes the prevalence of Adjusted EBITDA as a measure of the Company's financial performance among outside financial analysts and investors, and in part because it represents what we believe to be the best measure of our profitability. Our public earnings targets are also set in reference to Adjusted EBITDA in recognition of its widespread use in the financial community, both as a liquidity measure and as an indicator of performance.

Short-term Incentives for the Other Named Executive Officers

        Under the MEIP, which is currently available to approximately 1,600 employees of EMSC and its subsidiaries, participants are eligible to receive a percentage of their target bonus if the Company and, as applicable, the participant's business segment or operations unit, have met a predetermined Adjusted EBITDA threshold for the fiscal year established by the Compensation Committee. The Compensation Committee typically approves the MEIP threshold in an amount approximately commensurate with our earnings targets for the applicable fiscal year. Accordingly, each participant's potential bonus is adjusted up or down on a sliding percentage scale depending on whether the Adjusted EBITDA meets or exceeds the MEIP threshold, in addition to certain other factors based on the employees' department targets and fulfillment of individual and strategic goals. Historically, in order to achieve 100% or more of an executive's target bonus, the Company would need to exceed the fiscal year earnings targets.

        Both Dr. Packard and Mr. Bruning participate in the MEIP. Mr. Sanger, as the executive officer to whom both Dr. Packard and Mr. Bruning report, sets Dr. Packard's and Mr. Bruning's target objectives on an annual basis in accordance with the MEIP, which target objectives are generally linked to the Company's strategic plan. For 2008, the majority of the MEIP awards were paid in cash in the fiscal year following the year in which performance was measured, although a portion may be paid following the first three fiscal quarters in the year in which performance is measured, provided that the Adjusted EBITDA for the quarter is on the budgeted target to meet the annual MEIP threshold. In March 2009, Dr. Packard was paid a bonus of $120,061, and Mr. Bruning was paid $319,352, respectively, for their 2008 performance pursuant to the MEIP. In addition, Dr. Packard received $14,379 for the quarterly portion of the MEIP bonus after both the first and third fiscal quarters of 2008.

Long-term Incentives

        The 2007 Amended and Restated Long-Term Incentive Plan, approved by our stockholders at our 2007 annual meeting, and as amended by stockholder approval at our 2008 annual meeting, provides that various equity vehicles—stock options, restricted shares, restricted share units, stock appreciation rights, stock awards and performance shares—can be granted to our employees, including our named executive officers. The Compensation Committee currently intends to grant only stock options and restricted shares under the Amended and Restated 2007 Long-Term Incentive Plan, but may award other forms of equity compensation in the future if it determines it is advisable to do so. In March 2009, as part of a grant of equity awards to approximately 130 key employees of EMSC and its subsidiaries, the Compensation Committee recommended, and the Board approved, grants of options to purchase common stock and grants of restricted stock to the named executive officers pursuant to the terms of EMSC's Amended and Restated 2007 Long Term Incentive Plan in the following amounts: Mr. Sanger—37,500 restricted shares and 37,500 options; Mr. Owen—18,750 restricted shares and 18,750 options; Mr. Zimmerman—18,750 restricted shares and 18,750 options; Mr. Bruning—12,500 restricted shares and 12,500 options; Dr. Packard—2,500 restricted shares and 2,500 options. All of the restricted shares will vest ratably in annual installments over the three-year period from the date of grant, and all of the options will vest ratably in annual installments over the four-year period from the date of grant.

        With the exception of a grant of restricted stock to Mr. Zimmerman in 2006, and a grant of options to Mr. Bruning in connection with his promotion in 2008, this represents the first equity grant to named executive officers since February 2005. Unlike the February 2005 equity grant, the most recent equity award to executive management includes restricted stock. The distribution between options and restricted stock reflects the Compensation Committee's view that a mix of options and restricted stock is an effective tool for retention of the named executive officers.

        In making the grant, the Compensation Committee's considered the number of stock options already held by the named executive officers, the effect of dilution on our share value, and future impact on operating income and net income. Furthermore, the Compensation Committee reviewed market data provided by Watson Wyatt, and determined that, in 2008, the Company had performed at a level superior to a very high percentage of its peer group while having maintained long term incentive structures closer to the median of its peer group.

Other Compensation Elements

        The Company provides officers and other employees with certain benefits to protect an employee and his or her immediate family in the event of illness, disability or death. Named executive officers are eligible for health and welfare benefits available to all eligible Company employees during active employment on the same terms and conditions, as well as basic life insurance and accidental death insurance coverage.

        The Company does not have a pension plan for employees or executives. EMSC does offer a tax-qualified 401(k) plan that, subject to IRS limits, allows executives and employees to contribute a portion of their cash compensation on a pre-tax basis to an account that is eligible to receive matching contributions from the Company of fifty cents for each dollar contributed by the employee, up to 6% of his or her salary per pay period.

        In addition to the health and welfare benefits generally available to all salaried, full-time employees, EMSC also provides Messrs. Sanger, Owen and Zimmerman with an annual auto allowance of $14,400, and certain related operating and auto insurance expenses. In addition, EMSC provides Mr. Bruning with an annual auto allowance of $9,000, all as further described in the footnotes to the Summary Compensation Table. In addition, EMSC provides Messrs. Sanger and Owen with supplemental life insurance beyond the level of coverage offered generally to employees. These auto expenses and supplemental life insurance provisions are pursuant to contractual negotiations between the Company and these named executive officers.

        The Compensation Committee did not modify the perquisites available to named executive officers in 2008, and does not anticipate revising perquisite awards in 2009.

Limits on Tax-Deductible Compensation

        The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer and each of the next three most highly compensated executive officers (excluding the CFO), unless compensation is performance-based or commission-based. The Compensation Committee believes that Section 162(m) will not materially reduce the tax deductions that would be available to us for executive compensation in 2008. The Compensation Committee's present intention is to qualify executive officers' compensation to the extent reasonable for deductibility under applicable tax laws. However, in order to meet its objectives of attracting, retaining and rewarding the executive talent necessary for the Company's success, the Compensation Committee may authorize non performance-based compensation in excess of $1 million, and recognizes that the loss of the tax deduction may be unavoidable under such circumstances.

        Nonqualified Deferred Compensation.    On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, and added Section 409A to the Internal Revenue Code, which changed the tax rules applicable to nonqualified deferred compensation arrangements. If an executive is entitled to nonqualified deferred compensation that is subject to Section 409A, and such arrangement does not comply with Section 409A, the executive will be taxed on the benefits when they vest (even if not distributed), and will be subject to an additional 20% federal income tax and interest. Final Treasury Regulations on Section 409A became effective on April 17, 2007, but the date as of which companies must comply generally with Section 409A was extended to December 31, 2008. The Company amended executive employment agreements, effective January 1, 2009, in order to formalize its compliance with Section 409A.

        Accounting for Stock-Based Compensation.    The Company records the expense of stock option awards over the period in which the options vest, consistent with the provisions of SFAS No. 123(R) Accounting for Stock-Based Compensation. The stock options are valued using the Black-Scholes valuation method on the date of grant. Prior to January 1, 2006, the Company recorded equity-based compensation in accordance with the provisions of SFAS No. 123 Accounting for Stock-Based Compensation.

Compensation Committee Report

        The Compensation Committee is responsible for overseeing our executive compensation programs. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2009 Annual Meeting of Stockholders and also be incorporated by reference in our Annual Report on Form 10-K for the fiscal year 2008.

  Respectfully submitted by the Compensation Committee
  James T. Kelly,   Chair
  Kevin E. Benson
  Robert M. Le Blanc
  Michael L. Smith

        The foregoing Compensation Committee Report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in the Company's future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Summary Compensation Table for Fiscal Years 2006, 2007 and 2008

        The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during fiscal year 2008 who were serving as executive officers of the Company at the end of fiscal year 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
William A. Sanger	2006	876,539	1,106,731	—	403,039	—	—	64,284	(2)	2,450,593
President and Chief	2007	902,501	1,400,894	—	403,039	—	—	56,409	(3)	2,762,843
Executive Officer	2008	937,421	1,402,610	—	403,039	—	—	58,440	(4)	2,801,510
Randel G. Owen	2006	360,837	250,571	—	100,760	—	—	25,983	(5)	738,151
Executive Vice President	2007	386,131	334,091	—	100,760	—	—	26,310	(6)	847,292
and Chief Financial	2008	406,473	397,163	—	100,760	—	—	25,535	(7)	929,931
Officer
Todd G. Zimmerman	2006	328,813	232,673	—	40,304	—	—	19,440	(8)	621,230
Executive Vice President	2007	359,587	311,436	132,967	40,304	—	—	23,136	(9)	867,430
and General Counsel	2008	378,901	371,587	265,933	40,304	—	—	21,337	(10)	1,078,062
Dighton C. Packard, M.D.	2006	269,175	602,644	—	13,256	—	—	8,883		893,959
Chief Medical Officer(11)	2007	275,317	501,577	—	13,256	—	—	7,227		797,337
	2008	783,518	148,819	—	23,175	—	—	10,157	(12)	965,669
Mark Bruning,	2006	—	—	—	—	—	—	—		—
Executive Vice President	2007	—	—	—	—	—	—	—		—
of AMR(13)	2008	296,155	319,352	—	150,595	—	—	14,404	(14)	780,506

(1)
Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal years 2008 and 2007 for option awards as determined pursuant to SFAS 123R. These compensation costs reflect option awards granted in 2005 and 2008 for which compensation costs were recognized in the Company's 2008 and 2007 consolidated financial statements.

(2)
Includes (a) an annual auto allowance of $14,400, (b) Company 401(k) match of $5,029, (c) general term life and supplemental individual life insurance expenses of $40,137, and (d) $4,718 in auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Sanger's employment agreement.

(3)
Includes (a) an annual auto allowance of $14,400, (b) Company 401(k) match of $6,330, (c) general term life and supplemental individual life insurance expenses of $34,693, and (d) $987 in auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Sanger's employment agreement.

(4)
Includes (a) an annual auto allowance of $14,400, (b) Company 401(k) match of $6,087, (c) general term life and supplemental individual life insurance expenses of $22,687, (d) $12,990 for expenses attributed to Mr. Sanger for non-employees accompanying him on business travel on an aircraft in which EMSC owns a fractional interest; such costs are estimated by reviewing the cost of commercial alternatives for such flights, and (e) $2,276 in other expenses, including auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Sanger's employment agreement.

(5)
Includes (a) an annual auto allowance of $14,400, (b) Company 401(k) match of $5,029, (c) general term life and supplemental individual life insurance expenses of $4,955, and (d) $1,598 in auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Owen's employment agreement.

(6)
Includes (a) an annual auto allowance of $14,400, (b) Company 401(k) match of $6,330, (c) general term life and supplemental individual life insurance expenses of $4,025, (d) $1,556 in auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Owen's employment agreement, and (e) $1,865 representing an expense reimbursement for life insurance coverage.

(7)
Includes (a) an annual auto allowance of $14,400, (b) Company 401(k) match of $6,087, (c) general term life and supplemental individual life insurance expenses of $2,280, (d) $2,768 in auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Owen's employment agreement, and (e) $1,865 representing a prepaid premium for life insurance coverage.

(8)
Includes (a) an annual auto allowance of $14,400, (b) Company 401(k) match of $5,029, and (c) insurance expenses of $519, as permitted pursuant to the terms of Mr. Zimmerman' employment agreement. In addition, Mr. Zimmerman received $692 in fuel reimbursements from the Company, and the auto allowance reflects an increase in his auto allowance from $600 per month to $1,200 per month effective in March 2006.

(9)
Includes (a) an annual auto allowance of $14,400, (b) Company 401(k) match of $6,330, and (c) insurance expenses of $796, as permitted pursuant to the terms of Mr. Zimmerman' employment agreement. In addition, Mr. Zimmerman received $1,610 in fuel reimbursements from the Company.

(10)
Includes (a) an annual auto allowance of $14,400, (b) Company 401(k) match of $6,087, (c) insurance expenses of $850, as permitted pursuant to the terms of Mr. Zimmerman' employment agreement, and (d) $3,941 in auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Zimmerman's employment agreement.

(11)
Dr. Packard received $284,960 in salary for services rendered in 2008 from EMSC. The remaining salary derives from $498,558 from providing clinical services to entities contractually affiliated with EMSC in his capacity as a physician and medical director. In 2006 and 2007, we classified clinical services as bonus rather than salary solely for internal purposes.

(12)
Includes (a) Company 401(k) match of $6,087, and (b) insurance expenses of $4,070.

(13)
Mr. Bruning's compensation information is provided only with respect to 2008, since Mr. Bruning was not a named executive officer in 2006 and 2007.

(14)
Includes (a) an annual auto allowance of $9,000 of which $7,500 was paid in 2008, (b) Company 401(k) match of $5,766, (c) $344 in ancillary hotel expenses incurred during business travel, and (d) insurance expenses of $794, as permitted pursuant to the terms of Mr. Bruning's employment agreement.

All Other Option Awards: Number of Securities Underlying Options (Shares)
					Estimated Future Payouts Under Equity Incentive Plan Awards (Shares)			Grant Date Fair Value of Stock and Option Awards
Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Exercise or Base Price of Option Awards (Per Share)
Name	Grant Date	Threshold	Target	Maximum
William A. Sanger	—	—	—	—	—	—	—	—
Randel G. Owen	—	—	—	—	—	—	—	—
Todd G. Zimmerman	—	—	—	—	—	—	—	—
Dighton C. Packard, M.D.	—	—	—	—	—	—	—	—
Mark E. Bruning(2)	February 7, 2008	—	—	—	—	45,000	30.10	589,950

(1)
This table represents restricted stock and options awarded to the named executive officers in the fiscal year ended December 31, 2008. Cash bonuses awarded are reflected in the Summary Compensation Table.

(2)
The options may expire prior to their expiration date, February 7, 2018, upon termination of employment or certain corporate events. If the employee's employment is terminated prior to February 7, 2018, his options will expire earlier as follows: (a) upon the termination of employment if the termination is for "cause", (b) 30 days after the termination of employment following termination by us without "cause", or (c) 180 days after termination of employment due to death or disability. All options will terminate if not exercised, upon (i) a sale of our equity whereby any person other than existing equity holders as of the grant date acquire the voting power to elect a majority of our board of directors or (ii) a sale of all or substantially all of our assets. These options were entirely unvested and unexercisable as of December 31, 2008.

        Substantially all of our salaried employees, including our named executive officers, are eligible to participate in our 401(k) savings plans. We maintain three defined contribution plans for eligible employees. Employees were allowed to contribute a maximum of 40% of their compensation up to a maximum of $16,500 ($22,000 for employees aged 50 and over) in 2008. In general, we match the contribution up to a maximum of 3% on the first 6% of the employee's salary per year, depending on the plan.

        Prior to our acquisition of AMR and EmCare, our named executive officers participated in the Laidlaw International, Inc. U.S. Supplemental Executive Retirement Arrangement, or SERP. The benefit amount payable under the plan at age 65 is based upon an employee's final average earnings. The form of the benefit would be an annuity, guaranteed for five years. Based on the number of years of service and their respective salaries prior to the acquisition, the following are the total estimated accrued values of future benefits payable under the Laidlaw SERP to the named executive officers on retirement, calculated at August 31, 2004: Mr. Sanger—$169,532; Mr. Owen—$141,190; Dr. Packard—$169,030; and Mr. Zimmerman—$92,481. In 2009, Laidlaw International Inc. independently terminated the plan and disbursed to participants the present value of the estimated benefits.

Outstanding Equity Awards at End of Fiscal Year 2008

        The following table sets forth information concerning the number of unexercised Company stock options, stock that has not vested and equity plan awards for each of the named executive officers as of December 31, 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)		(e)	(f)		(g)		(h)	(i)	(j)
William A. Sanger	648,448	648,449	185,271	(2)	6.67	February 10, 2015		—		—	—	—
Randel G. Owen	138,953	138,954	92,636	(3)	6.67	February 10, 2015		—		—	—	—
Todd G. Zimmerman	55,581	55,582	37,054	(3)	6.67	February 10, 2015		13,333	(4)	488,133	—	—
Dighton C. Packard, M.D.	18,281	18,281	12,188	(3)	6.67	February 10, 2015		—		—	—	—
Mark E. Bruning	—	2,813	1,875	(3)	6.67	February 10, 2015		—		—	—	—
	—	45,000	—		30.10	February 7, 2018	(5)	—		—	—	—

(1)
The options may expire earlier, upon termination of employment or certain corporate events. If the employee's employment is terminated prior to February 10, 2015, his options will expire earlier as follows: (a) upon the termination of employment if the termination is for "cause", (b) 30 days after the termination of employment, or such other date as determined by the compensation committee, following termination by the employee for "good reason" or by us without "cause" or due to retirement, or (c) 90 days after termination of employment due to death or disability. All options will terminate if not exercised, upon (i) a sale of our equity (other than the sale as part of our initial public offering) whereby any person other than existing equity holders as of the grant date (February 10, 2005) acquire the voting power to elect a majority of our board of directors or (ii) a sale of all or substantially all of our assets.

(2)
The options vested ratably on the first eight six-month anniversaries of February 10, 2005, the grant date, provided, that the exercisability of one-half of the options was conditioned upon meeting a specified performance target, which was met in February 2009. Therefore, all of these options are vested and exercisable as of the date of this Proxy Statement.

(3)
The options with an expiration date of February 10, 2015 vested ratably on the first four anniversaries of February 10, 2005, the grant date, provided, that the exercisability of one-half of the options was conditioned upon meeting a specified performance target, which was met in February 2009. Therefore, all of these options are vested and exercisable as of the date of this Proxy Statement. The options with an expiration date of February 7, 2018 granted to Mr. Bruning were entirely unvested and unexercisable as of December 31, 2008.

(4)
The grant of 20,000 restricted shares vest in equal annual installments on the first three anniversaries from the date of grant, June 14, 2007, provided that the vesting of one-half of these restricted shares is conditioned upon meeting a specified performance target.

(5)
The options may expire prior to their expiration date, February 7, 2018, upon termination of employment or certain corporate events. If the employee's employment is terminated prior to February 7, 2018, his options will expire earlier as follows: (a) upon the termination of employment if the termination is for "cause", (b) 30 days after the termination of employment following termination by us without "cause", or (c) 180 days after termination of employment due to death or disability. All options will terminate if not exercised, upon (i) a sale of our equity whereby any person other than existing equity holders as of the grant date acquire the voting power to elect a majority of our board of directors or (ii) a sale of all or substantially all of our assets. These options were entirely unvested and unexercisable as of December 31, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized Upon Exercise or Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
William A. Sanger	—	—	—	—
Randel G. Owen	—	—	—	—
Todd G. Zimmerman	—	—	—	—
Dighton C. Packard, M.D.	—	—	—	—
Mark E. Bruning	938	24,010	—	—

Pension Benefits

        We do not have any plan that provides for payments or other benefits at, following, or in connection with retirement for any of the named executive officers at this time.

Nonqualified Deferred Compensation

        We do not have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements and Severance Arrangements

        We entered into employment agreements with Messrs. Sanger, Owen and Zimmerman, each effective February 10, 2005, with Dr. Packard effective April 19, 2005 and with Mr. Bruning on February 15, 2008. The employment agreements for all named executive officers were amended effective January 1, 2009 to add language to ensure compliance with Section 409A of the Internal Revenue Code. Mr. Sanger's employment agreement has a five-year term, and was amended as of March 12, 2009 to provide that, following the expiration of his current employment term on February 10, 2010, his employment term will renew automatically for two additional three-year extensions (unless terminated prior to the expiration of the current employment term or the first renewal term in accordance with the provisions of Mr. Sanger's employment agreement). Mr. Owen's and Mr. Zimmerman's employment agreements were each also amended as of March 12, 2009 to provide for the immediate commencement of a new two-year term, with further two-year extensions until terminated in accordance with the terms of the agreements. Dr. Packard's employment agreement has a one-year term, and renews automatically for successive one-year terms unless either party gives notice at least 90 days prior to the expiration of the then current term. Mr. Bruning's employment agreement has a two-year term, and renews automatically for successive one-year terms unless either party gives notice at least 90 days prior to the expiration of the then current term. Each executive has the right to terminate his agreement on 90 days' notice, in which event he will be subject to the non-compete provisions described below, provided he receives specified severance benefits as set forth below. The employment agreements include provisions for the payment of an annual base salary as well as the payment of a bonus based upon the achievement of performance criteria established by our board of directors or, in the case of Dr. Packard and Mr. Bruning, our Chief Executive Officer. The annual base salary of Mr. Sanger is subject to annual review and adjustment after the second anniversary of the effectiveness of the agreement. The annual base salaries of Messrs. Owen and Zimmerman are subject to annual review and adjustment after the first anniversary of the effectiveness of the agreements. Dr. Packard's base salary is subject to a $100,000 increase if he reduces his clinical activities and increases the time he provides services to us. There will be no adjustment to base salaries for our named executive officers in fiscal 2009.

        Dr. Packard also has an employment agreement with a physician group contractually affiliated with EmCare. Please see "Certain Relationships and Related Party Transactions—Employment Agreements and Indemnification Agreement" for information about this agreement.

        If we terminate a named executive officer's employment without cause or any of them resigns after a change of control for one of several specified reasons, we have agreed to continue the executive's base salary and provide his benefits for a period of 24 months from the date of termination for Messrs. Sanger, Owen and Zimmerman, 12 months for Dr. Packard and, only in the case of termination without cause, 12 months for Mr. Bruning. These agreements contain non-competition and non-solicitation provisions pursuant to which the executive agrees not to compete with AMR or EmCare or solicit or recruit our employees for a period from the date of termination for 24 months in the case of Mr. Sanger, Mr. Owen, Mr. Zimmerman and Dr. Packard, and 12 months in the case of Mr. Bruning.

        Pursuant to their employment agreements, effective February 10, 2005, we granted options to purchase our class A common stock to each named executive officer. The option grant to each of these named executive officers was conditioned upon his investment in our equity in an amount as indicated in his respective employment agreement. All the options from the 2005 grants are fully vested and exercisable as of the date of this Proxy Statement.

        Our executive employment agreements with Messrs. Sanger, Owen and Zimmerman include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted. Under Delaware law, an officer or former officer may be indemnified, except to the extent any claim arises from conduct that was not in good faith or in a manner reasonably believed to be in, or not opposed to, our best interest or, with respect to any criminal action or proceedings, there was reasonable cause to believe such conduct was unlawful.

        During fiscal 2008, we did not engage in any transactions valued in excess of $120,000 with any of our executive officers, directors or holders of more than 5% of our outstanding voting securities, other than the transactions described herein in the section captioned "Certain Relationships and Related Party Transactions."

Potential Payments Upon Termination or Change-in-Control

        The information below describes and quantifies certain compensation that would become payable to our named executive officers under existing plans and their respective employment agreements if the named executive officer's employment had been terminated on December 31, 2008, given the named executive officer's compensation and service levels as of such date and, where applicable, based on the Company's closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company's 401(k) savings plans, disability benefits and accrued vacation benefits.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age. None of the named executives were eligible to receive immediate retirement benefits as of December 31, 2008.

Name	Severance (Salary) ($)		Severance (Bonus) ($)(1)	Acceleration of Vesting of Time-Based Option Awards($)(2)	Acceleration of Vesting of Performance-Based Option Awards ($)(3)	Acceleration of Vesting of Performance-Based Restricted Stock Awards ($)(4)	Other Benefits ($)
William A. Sanger	1,894,464		1,402,610	2,773,522	22,188,055	—	65,718	(5)
Randel G. Owen	821,454		397,163	1,386,753	5,547,014	—	25,786	(5)
Todd G. Zimmerman	574,313		371,587	554,702	2,218,808	488,158	16,443	(6)
Dighton Packard, M.D.	288,961		120,061	182,409	729,638	—	6,833	(7)
Mark E. Bruning	350,000	(8)	—	28,084	112,275	—	—

(1)
The executives are entitled to a pro rata percentage of their bonus at termination, where the numerator is the full number of months of the bonus period served and the denominator is 12. For purposes of this calculation, we have assumed that the executive was terminated at December 31, 2008, which was the end of the 2008 bonus period. This bonus payment could vary significantly in future years, as there is no minimum or maximum bonus set for the named executive officers.

(2)
These numbers represent the value of the executive's unvested options governed by time-based measures that would have automatically vested upon a change in control or upon termination without cause at December 31, 2008. The value assumes exercise of all such shares at $36.61 (the closing price of our stock on the New York Stock Exchange on December 31, 2008, which was the last trading day of our fiscal year) minus the value of the same number of shares multiplied by the exercise price of $6.67.

(3)
These numbers represent the value of the executive's unvested options governed by performance-based measures that would have automatically vested upon a change in control in which Onex Partners LP realized a 15% internal rate of return at December 31, 2008. The value assumes exercise of all such shares at $36.61 (the closing price of our stock on the New York Stock Exchange on December 31, 2008, which was the last trading day of our fiscal year) minus the value of the same number of shares multiplied by the exercise price of $6.67.

(4)
This number represents the value of the executive's restricted stock governed by performance-based measures that would have automatically vested upon a change in control in which Onex Partners LP realized a 15% internal rate of return at December 31, 2008. The value assumes vesting at $36.61, the closing price of our stock on the New York Stock Exchange on December 31, 2008.

(5)
Upon termination, the executive is entitled to medical, dental and group life insurance for a period of 24 months.

(6)
Upon termination, as of December 31, 2008 the executive was entitled to medical, dental and group life insurance for a period of 18 months. Effective March 12, 2009, this period was increased to 24 months.

(7)
Upon termination, the executive is entitled to medical and dental insurance for a period of 12 months.

(8)
Mr. Bruning's severance (salary) would be payable only upon a termination without cause and not upon a change-in-control.

Individual Termination/Change-in-Control Arrangements.

        The following is a summary of the termination and change-in-control provisions of the employment agreements of our named executive officers during fiscal year 2008 unless specifically noted. Such provisions were not the result of a wealth accumulation analysis applied by the Company, but rather the result of negotiations with each such named executive officer:

        William A. Sanger.    The Company may terminate Mr. Sanger's employment for cause without notice or pay. If the Company terminates Mr. Sanger's employment without cause, it shall pay him his base salary of a period of 24 months following such termination and shall continue to provide him with medical, dental and term life insurance for such period (or an equivalent lump sum cash payment). Additionally, if the performance targets for that year have been met, Mr. Sanger will be entitled to a pro rata portion of his bonus, and all time-governed options owned by Mr. Sanger shall immediately vest and become exercisable. Mr. Sanger may terminate his employment under certain circumstances following a change in control of the Company. Upon such termination, Mr. Sanger will be entitled to the same severance benefits as if he had been terminated by the Company without cause. Mr. Sanger has agreed that for the term of his employment and a period of 24 months thereafter, he will not engage in certain competitive activities with respect to the Company. Mr. Sanger may also terminate his employment for any reason upon 90 days' written notice to the Company. The Company may waive such notice, in whole or in part, upon immediate payment to Mr. Sanger of his base salary for such portion of the notice period that is waived. Upon such termination, the Company may elect to pay Mr. Sanger his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. Upon the occurrence of a liquidity event, all of Mr. Sanger's unvested options will become fully vested and exercisable. In March 2009, the Board determined that the performance measure applicable to the options granted to Mr. Sanger in February 2005 had been met in accordance with the applicable agreements. Accordingly, the only unvested options held by Mr. Sanger as of the date of this Proxy Statement are those options granted to him in 2009.

        Randel G. Owen.    The Company may terminate Mr. Owen's employment for cause upon payment by the Company to Mr. Owen of all salary earned by him up to the date of termination. Either party may terminate without cause by providing the other with 90 days' prior written notice. If termination is by Mr. Owen, the Company may waive such notice, in whole or in part, upon immediate payment to Mr. Owen of his base salary for such portion of the notice period that is waived. Upon such termination, the Company may elect to pay Mr. Owen his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. If Mr. Owen is terminated by the Company without cause or if he chooses to terminate in the event of a material breach by the Company which continues for more than thirty days following notice to the Company of such breach, he will be entitled to receive all salary earned up to the date of termination and his base salary of a period of 24 months following such termination and the Company shall continue to provide him with medical, dental and term life insurance for such period. Additionally, if the performance targets for that year have been met, Mr. Owen will be entitled to a pro rata portion of his bonus. If Mr. Owen elects to terminate his employment following a change in control of the Company he will be entitled to the severance payments, medical, dental and term life insurance benefits described above. Upon the occurrence of a liquidity event, all of Mr. Owen's unvested options will become fully vested and exercisable. In March 2009, the Board determined that the performance measure applicable to the options granted in February 2005 had been met in accordance with the applicable agreements. Accordingly, the only unvested options held by Mr. Owen as of the date of this Proxy Statement are those options granted to him in 2009.

        Todd G. Zimmerman.    The Company may terminate Mr. Zimmerman's employment for cause upon payment by the Company to Mr. Zimmerman of all salary earned by him up to the date of termination. Either party may terminate without cause by providing the other with 90 days' prior written notice. If termination is by Mr. Zimmerman, the Company may waive such notice, in whole or in part, upon immediate payment to Mr. Zimmerman of his base salary for such portion of the notice period that is waived. Upon such termination, the Company may elect to pay Mr. Zimmerman his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. If Mr. Zimmerman is terminated by the Company without cause or if he chooses to terminate in the event of a material breach by the Company which continues for more than thirty days following notice to the Company of such breach, he will be entitled to receive all salary earned up to the date of termination and his base salary of a period of 24 months following such termination and the Company shall continue to provide him with medical, dental and term life insurance for such period. Additionally, if the performance targets for that year have been met, Mr. Zimmerman will be entitled to a pro rata portion of his bonus. If Mr. Zimmerman elects to terminate his employment following a change in control of the Company he will be entitled to the severance payments, medical, dental and term life insurance benefits described above. If Mr. Zimmerman does not receive severance benefits upon termination of his employment with the Company, his obligation not to engage in certain competitive activities shall only be for 12 months following termination. Upon the occurrence of a liquidity event, all of Mr. Zimmerman's unvested options will become fully vested and exercisable. In March 2009, the Board determined that the performance measure applicable to the options granted in February 2005 had been met in accordance with the applicable agreements. Accordingly, the only unvested options held by Mr. Zimmerman as of the date of this Proxy Statement are those options granted to him in 2009.

        Dighton C. Packard, M.D.    If Dr. Packard's employment is terminated by the Company for cause, the Company shall have no obligation to make any further payment or to provide any benefit to Dr. Packard, other than such payments and benefits which have accrued and not yet been paid on the date of termination. If Dr. Packard is terminated by the Company without cause upon 90 day's prior written notice, he shall be entitled to receive all salary earned up to the date of termination and his base salary of a period of 12 months following such termination plus a pro rata portion of his performance bonus and the Company shall continue to provide him with medical, dental and term life insurance for such period. Dr. Packard agrees that during the term of his employment and for a period of 24 months thereafter, he will not engage in certain competitive activities with the Company. Accordingly, the only unvested options held by Dr. Packard as of the date of this Proxy Statement are those options granted to him in 2009.

        Mark E. Bruning.    The Company may terminate Mr. Bruning's employment for cause upon payment by the Company to Mr. Bruning of all salary earned by him up to the date of termination. Either party may terminate without cause by providing the other with 90 days' prior written notice. If Mr. Bruning is terminated by the Company without cause, he will be entitled to receive all salary earned up to the date of termination and his base salary of a period of 12 months following such termination. Mr. Bruning's employment agreement does not confer any rights or benefits upon a change of control. Pursuant to Mr. Bruning's option agreement, however, upon the occurrence of a liquidity event, all of Mr. Bruning's unvested options and restricted stock granted after 2008 will become fully vested and exercisable. With respect to options awarded during or prior to 2008, half of Mr. Bruning's unvested options will become fully vested and exercisable upon the occurrence of a liquidity event, and if Onex Partners LP realizes a 15% internal rate of return upon such event, the balance of these options will also become fully vested and exercisable.

PROPOSAL 2

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        On February 9, 2009, we engaged Ernst & Young LLP as the Company's independent registered public accounting firm to review our consolidated financial statements for the quarter ending March 31, 2009. Our Audit Committee authorized this appointment, and the appointment was ratified by our Board of Directors. Furthermore, after the date of this Proxy Statement, we expect to engage Ernst & Young LLP as the Company's independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2009, pending finalization of their audit fees for the year. We expect that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

        Although stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by any applicable law or regulation, stockholder views are being solicited and will be considered by the Audit Committee and the Board of Directors when appointing an independent registered public accounting firm for fiscal 2010. The appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009 will be ratified if a majority of the votes cast at the meeting vote "FOR" ratification.

        The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

        The following table sets forth the professional fees we paid to Ernst & Young LLP for professional services rendered for the fiscal years 2007 and 2008.

	(For engagement from January 1, 2007 to December 31, 2007)	(For engagement from January 1, 2008 to December 31, 2008)
Audit Fees	$2,605,826	$2,629,424
Audit-Related Fees	68,135	—
Tax Fees	246,950	282,058
All Other Fees	2,671	2,671
Total Fees	$2,923,582	$2,914,153

        The Audit Fees paid to Ernst & Young LLP were for the following professional services rendered:

  •
  audit of the Company's annual financial statements, including fees relating to work related to the Company's audit and report regarding the Company's effectiveness of internal controls over financial reporting and compliance with its obligations under Sarbanes-Oxley, for the years ended December 31, 2007 and 2008;

  •
  review of the Company's quarterly financial statements;

  •
  reviews of the consolidated financial statements included in our Form S-3 registration statements filed with the SEC in October 2008 relating to the registration of shares of Class A common stock and the consents for such registration statements; and

  •
  services normally provided in connection with statutory or regulatory filings or engagements.

        The audit-related fees paid to Ernst & Young LLP were for due diligence in connection with acquisitions. The tax fees paid to Ernst & Young LLP were for domestic tax advice and planning and assistance with tax audits and appeals.

 AUDIT COMMITTEE AND INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Audit Committee Report

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        The primary function of the Audit Committee is oversight of the Company's financial reporting process. The Audit Committee has the responsibility and authority described in the Emergency Medical Services Corporation Audit Committee Charter, which has been approved by the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls. The current Audit Committee charter can be found on the Company's website located at www.emsc.net under the heading "Corporate Governance."

        In the performance of its oversight function, the Audit Committee has separately reviewed and discussed the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 with management and the independent registered public accounting firm, or independent auditors. The independent auditors referenced in this Audit Committee Report are Ernst & Young LLP, who were the Company's independent auditors for the fiscal year ended December 31, 2008.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee reviews these processes on behalf of the Board of Directors. In this context, the Audit Committee has reviewed and discussed with the Company's management and Ernst & Young LLP, the Company's independent auditor, the audited financial statements of the Company and Management's Report on Internal Control over Financial Reporting contained in the Company's Annual Report to Stockholders for the year ended December 31, 2008.

        The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

        The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee has discussed with the independent auditors all factors that the Committee believes would impact that firm's independence.

        Based upon the Audit Committee's review and discussions reported above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC, and the Board of Directors approved such inclusion.

  Audit Committee
  Michael L. Smith,   Chair
  Kevin E. Benson
  Paul B. Iannini, M.D.
  James T. Kelly

Pre-Approval Policies and Procedures

        In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee Charter provides that the Audit Committee of our Board of Directors has the sole authority and responsibility to pre-approve all audit services, audit-related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board, or PCAOB, the Audit Committee has established a pre-approval policy and procedures that require the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor. The Audit Committee has also delegated pre-approval to EMSC senior management for services with fees below $50,000; however, any services pre-approved by senior management must be reported to the full Audit Committee at its next meeting.

EMERGENCY MEDICAL SERVICES CORPORATION

6200 S. Syracuse Way, Suite 200

Greenwood Village, CO 80111

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of EMERGENCY MEDICAL SERVICES CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 2009, and hereby appoints each of Randel G. Owen and Todd G. Zimmerman, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of EMERGENCY MEDICAL SERVICES CORPORATION to be held on May 19, 2009 at 10:00 a.m., Mountain Daylight Time at The Inverness Hotel, Englewood, Colorado, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on this proxy card. These proxies are authorized to vote in their discretion upon such other business as may properly come before the 2009 Annual Meeting of Stockholders or any adjournment or postponement thereof.

ANNUAL MEETING OF STOCKHOLDERS OF

EMERGENCY MEDICAL SERVICES CORPORATION

May 19, 2009

10:00 a.m. (Mountain Daylight Time)

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.emsc.net/proxy.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐

1.    Election of Directors:

NOMINEES:
☐	FOR THE NOMINEES	☐	Robert M. Le Blanc
		☐	William A. Sanger
☐	WITHHOLD AUTHORITY FOR THE NOMINEES
☐	FOR ALL EXCEPT (see instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here ☒

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.